Exhibit 99.1

THIS PLAN IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCE OR REJECTION MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN CONDITIONALLY APPROVED BY THE BANKRUPTCY COURT. THE INFORMATION IN THE PLAN IS SUBJECT TO CHANGE. THIS PLAN IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
WHITING PETROLEUM CORPORATION, et al.,[1]	)	Case No. 20-32021 (DRJ)
)
Debtors.	)	Jointly Administered
)

JOINT CHAPTER 11 PLAN OF REORGANIZATION OF

WHITING PETROLEUM CORPORATION AND ITS DEBTOR AFFILIATES

JACKSON WALKER L.L.P.	KIRKLAND & ELLIS LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)	KIRKLAND & ELLIS INTERNATIONAL LLP
Jennifer F. Wertz (TX Bar No. 24072822)	Gregory F. Pesce (admitted pro hac vice)
Veronica A. Polnick (TX Bar No. 24079148)	300 North LaSalle Street
1401 McKinney Street, Suite 1900	Chicago, Illinois 60654
Houston, Texas 77010	Telephone: (312) 862-2000
Telephone: (713) 752-4200	Facsimile: (312) 862-2200
Facsimile: (713) 752-4221	Email: gregory.pesce@kirkland.com
Email: mcavenaugh@jw.com
jwertz@jw.com	-and-
vpolnick@jw.com
Stephen Hessler, P.C. (admitted pro hac vice)
-and-	601 Lexington Avenue
New York, New York 10022
KIRKLAND & ELLIS LLP	Telephone: (212) 446-4800
KIRKLAND & ELLIS INTERNATIONAL LLP	Facsimile: (212) 446-4900
Brian Schartz, P.C. (TX Bar No. 24099361)	Email: stephen.hessler@kirkland.com
Anna Rotman, P.C. (TX Bar No. 24046761)
609 Main Street
Houston, Texas 77002
Telephone: (713) 836-3600
Facsimile: (713) 836-3601
Email: brian.schartz@kirkland.com
anna.rotman@kirkland.com

Proposed Co-Counsel to the Debtors and Debtors in Possession
Dated: April 23, 2020

[1]

The debtors in these chapter 11 cases, along with the last four digits of each debtor’s federal tax identification number, are: Whiting Canadian Holding Company Unlimited Liability Corporation (3662); Whiting Petroleum Corporation (8515); Whiting US Holding Company (2900); Whiting Oil and Gas Corporation (8829); and Whiting Resources Corporation (1218). The location of the debtors’ service address is: 1700 Lincoln Street, Suite 4700, Denver, Colorado 80203.

INTRODUCTION

Whiting Petroleum Corporation and its affiliated debtors and debtors in possession in the above-captioned chapter 11 cases propose this joint chapter 11 plan of reorganization pursuant to chapter 11 of title 11 of the United States Code. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I.A hereof. Although proposed jointly for administrative purposes, the Plan constitutes a separate plan for each of the foregoing entities and each of the foregoing entities is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Plan does not contemplate substantive consolidation for any of the Debtors; provided that the Debtors and the Reorganized Debtors, as applicable, shall consolidate Allowed Claims into one Estate for purposes of distributions for Class 5. The classification of Claims and Interests set forth in Article III of the Plan should be deemed to apply separately to each Debtor, as applicable.

Reference is made to the accompanying Disclosure Statement for the Joint Chapter 11 Plan of Reorganization of Whiting Petroleum Corporation and Its Debtor Affiliates for a discussion of the Debtors’ history, business, properties and operations, valuation, projections, risk factors, a summary and analysis of the Plan and the transactions contemplated thereby, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.	Defined Terms.

1. “2021 Senior Notes” means the 5.750% senior notes due 2021 issued by Whiting Parent pursuant to the 2021 Senior Notes Indenture.

2. “2021 Senior Notes Claim” means any Claim against any of the Debtors arising from or based upon the 2021 Senior Notes or the 2021 Senior Notes Indenture.

3. “2021 Senior Notes Indenture” means the Base Indenture, as supplemented by the Second Supplemental Indenture, dated as of September 12, 2013, by and among Whiting Parent, as issuer, the subsidiary guarantors named therein, as guarantors, and the Indenture Trustee, as trustee, as amended, restated, supplemented, or otherwise modified from time to time.

4. “2023 Senior Notes” means the 6.250% senior notes due 2023 issued by Whiting Parent pursuant to the 2023 Senior Notes Indenture.

5. “2023 Senior Notes Claim” means any Claim against any of the Debtors arising from or based upon the 2023 Senior Notes or the 2023 Senior Notes Indenture.

6. “2023 Senior Notes Indenture” means the Base Indenture, as supplemented by the Fourth Supplemental Indenture, dated as of March 27, 2015, by and among Whiting Parent, as issuer, the subsidiary guarantors named therein, as guarantors, and the Indenture Trustee, as trustee, as amended, restated, supplemented, or otherwise modified from time to time.

7. “2026 Senior Notes” means the 6.625% senior notes due 2026 issued by Whiting Parent pursuant to the 2026 Senior Notes Indenture.

8. “2026 Senior Notes Claim” means any Claim against any of the Debtors arising from or based upon the 2026 Senior Notes or the 2026 Senior Notes Indenture.

9. “2026 Senior Notes Indenture” means the Base Indenture, as supplemented by the Fifth Supplemental Indenture, dated as of December 27, 2017, by and among Whiting Parent, as issuer, the subsidiary guarantors named therein, as guarantors, and the Indenture Trustee, as trustee, as amended, restated, supplemented, or otherwise modified from time to time.

10. “Ad Hoc Committee of Noteholders” means, collectively, those certain institutions comprising the ad hoc committee of Holders of the Senior Notes represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP and Porter Hedges LLP.

11. “Administrative Claim” means a Claim against any of the Debtors arising on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; (c) all Transaction Expenses; and (d) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

12. “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to Administrative Claims other than Professional Fee Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.

13. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code. With respect to any Person that is not a Debtor, the term “Affiliate” shall apply to such Person as if the Person were a Debtor.

14. “Allowed” means, with respect to any Claim against any of the Debtors, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim Filed by the Claims Bar Date (or such other date as agreed by the Debtors pursuant to the Bar Date Order) or a request for payment of an Administrative Claim Filed by the Administrative Claims Bar Date, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order, a Proof of Claim or request for payment of Administrative Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not Disputed, and for which no contrary or superseding Proof of Claim, as applicable, has been timely Filed; or (c) a Claim allowed pursuant to the Plan, the Cash Collateral Orders, or a Final Order; provided, that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof is interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been Allowed by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no contrary or superseding Proof of Claim is or has been timely Filed, or that is not or has not been Allowed by a Final Order, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim Filed after the Claims Bar Date or a request for payment of an Administrative Claim Filed after the Administrative Claims Bar Date, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim. “Allow” and “Allowing” shall have correlative meanings.

15. “Avoidance Actions” means any and all avoidance, recovery, subordination, or other Claims and Causes of Actions that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under chapter 5 of the Bankruptcy Code or under similar or related state or federal statutes and common law.

16. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

17. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division or such other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of title 28 of the United States Code, the United States District Court for the Southern District of Texas.

18. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of title 28 of the United States Code, and the general, local, and chambers rules of the Bankruptcy Court.

19. “Bar Date Order” means the Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment Under Section 503(b)(9), (II) Establishing Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filing Proofs of Claim, Including Section 503(b)(9) Requests, (IV) Approving Notice of Bar Dates, and (V) Granting Related Relief [Docket No. [•]] (as amended, modified, or supplemented from time to time in accordance with the terms thereof).

20. “Base Indenture” means the Indenture, dated as of September 13, 2013, by and among Whiting Parent, as issuer, the subsidiary guarantors named therein, as guarantors, and the Indenture Trustee, as trustee.

21. “Business Day” means a day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

22. “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

23. “Cash Collateral Orders” means, collectively, the Interim Cash Collateral Orders and the Final Cash Collateral Order.

24. “Causes of Action” means any and all claims, controversies, actions, proceedings, controversies, reimbursement claims, contribution claims, recoupment rights, interests, debts, third-party claims, indemnity claims, damages, remedies, causes of action, demands, rights, suits, obligations, liabilities, accounts, judgments, defenses, affirmative defenses, offsets, powers, privileges, licenses, franchises, Avoidance Actions, counterclaims and cross-claims, of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, asserted or unasserted, direct or indirect, assertible directly or derivatively, choate or inchoate, reduced to judgment or otherwise, secured or unsecured, whether arising before, on, or after the Petition Date, in tort, law, equity, or otherwise pursuant to any theory of law. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law or equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any claim for fraudulent transfer or similar claim pursuant to any state or foreign law.

25. “Certificate” means any instrument evidencing a Claim or an Interest.

26. “Chapter 11 Cases” means, when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and when used with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

27. “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

28. “Claims Bar Date” means the applicable deadline by which Proofs of Claim must be Filed, as established by: (a) the Bar Date Order; (b) a Final Order of the Bankruptcy Court; or (c) the Plan.

29. “Claims Equity Pool” means New Common Stock in an amount equal to 97% of all New Common Stock, subject to dilution by the New Common Stock to be issued pursuant to the New Warrants-A, the New Warrants-B, and the Management Incentive Plan.

30. “Claims Register” means the official register of Claims maintained by the Solicitation Agent or the clerk of the Bankruptcy Court.

31. “Class” means a category of Holders of Claims or Interests pursuant to section 1122(a) of the Bankruptcy Code.

32. “Collateral” means any property or interest in property of the Estate of any Debtor subject to a Lien, charge, or other encumbrance to secure the payment or performance of a Claim, which Lien, charge, or other encumbrance is not subject to a Final Order ordering the remedy of avoidance of any such Lien, charge, or other encumbrance under the Bankruptcy Code.

33. “Compensation and Benefits Programs” means all employment and severance agreements and policies, and all employment, compensation, and benefit plans, policies, workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, supplemental executive retirement plans, healthcare plans, disability plans, severance benefit plans, incentive and retention plans, programs and payments, life and accidental death and dismemberment insurance plans, and programs of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ and their Affiliates’ employees, former employees, retirees, and non-employee directors and the employees, former employees and retirees of their subsidiaries.

34. “Conditional Disclosure Statement Order” means the order (and all exhibits thereto) entered by the Bankruptcy Court conditionally approving the Disclosure Statement and the Solicitation Materials, and allowing solicitation of the Plan to commence, entered on [•], 2020 [Docket No. [•]], (as amended, modified, or supplemented from time to time in accordance with the terms thereof).

35. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

36. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

37. “Confirmation Hearing” means the hearing held by the Bankruptcy Court to (a) consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code and (b) consider final approval of the Disclosure Statement and the Solicitation Materials.

38. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and providing final approval of the Disclosure Statement and the Solicitation Materials.

39. “Consenting Creditors” means those holders of Senior Notes that are signatories to the Restructuring Support Agreement, and any subsequent holder of Senior Notes that becomes party thereto in accordance with the terms of the Restructuring Support Agreement.

40. “Consenting Creditor Consent Right” means, with respect to each Definitive Document, the applicable consent right of the Requisite Creditors with respect to such Definitive Document as set forth in the Restructuring Support Agreement.

41. “Consummation” or “Consummated” means the occurrence of the Effective Date.

42. “Convertible Notes” means the 1.25% convertible senior notes due 2020 issued by Whiting Parent pursuant to the Convertible Notes Indenture.

43. “Convertible Notes Indenture” means the Indenture, dated as of March 27, 2015, by and among Whiting Parent, as issuer, the subsidiary guarantors named therein, as guarantors, and Indenture Trustee, as trustee, as may be amended, restated, supplemented, or otherwise modified from time to time.

44. “Convertible Notes Indenture Claim” means any Claim against any of the Debtors arising from or based upon the Convertible Notes or the Convertible Notes Indenture.

45. “Creditors’ Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to the Notice of Appointment of Committee of Unsecured Creditors [Docket No. 127], as may be reconstituted from time to time.

46. “Cure Costs” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties to such Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

47. “Cure Notice” means any notice that sets forth the proposed Cure Costs under any Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the applicable Debtors under the Plan, which notice shall include (a) procedures for objecting to proposed assumptions or assignments of the applicable Executory Contracts and/or Unexpired Leases, (b) the Cure Costs proposed to be paid in connection therewith, and (c) procedures for resolution by the Bankruptcy Court of any related dispute.

48. “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) of any of the Debtors for current or former directors’, managers’, officers’, and/or employees’ liability.

49. “Debtors” means, collectively, Whiting Parent, Whiting Oil and Gas Corporation, Whiting US Holding Company, Whiting Canadian Holding Company Unlimited Liability Corporation, and Whiting Resources Corporation.

50. “Definitive Documents” has the meaning ascribed to such term in the Restructuring Support Agreement. Each Definitive Document shall be subject to the Consenting Creditor Consent Right.

51. “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto as conditionally approved by the Bankruptcy Court pursuant to the Conditional Disclosure Statement Order.

52. “Disputed” means, as to any Claim or Interest (or any portion thereof), a Claim or Interest: (a) that is not Allowed; (b) that is not disallowed by the Plan, the Bankruptcy Code, or a Final Order, as applicable; (c) as to which a dispute is being adjudicated by a court of competent jurisdiction in accordance with non-bankruptcy law; (d) as to which a timely objection or request for estimation has been Filed and not withdrawn; or (e) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

53. “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select, and which Entity agrees, to make or to facilitate distributions in accordance with the Plan.

54. “Distribution Date” means, except as otherwise set forth herein and except distributions to holders of public securities, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, upon which the Distribution Agent shall make distributions to Holders of Allowed Claims and Interests entitled to receive distributions under the Plan.

55. “Distribution Record Date” means, other than with respect to those Senior Notes deposited with DTC, the record date for purposes of determining which Holders of Allowed Claims against or Allowed Interests in the Debtors are eligible to receive distributions under the Plan, which date shall be the Confirmation Date, or such other date as is agreed to by the Debtors and the Requisite Creditors, or designated in a Final Order. The Distribution Record Date shall not apply to any Senior Notes deposited with DTC, the Holders of which shall receive a distribution in accordance with the customary procedures of DTC.

56. “DTC” means The Depository Trust Company.

57. “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Article X.A of the Plan have been satisfied or waived in accordance with Article X.B of the Plan, and the Plan is deemed effective by the Debtors.

58. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

59. “Estate” means, as to each Debtor, the estate created for such Debtor pursuant to section 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

60. “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors and the Reorganized Debtors; (b) holders of RBL Claims; (c) the RBL Agent; (d) the Consenting Creditors; (e) the Indenture Trustee; (f) any Issuing Bank; (g) the Treasury Management Service Providers; (h) with respect to each of the foregoing entities in clauses (a) through (g), each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equity holders, funds, portfolio companies, and management companies; and (i) with respect to each of the foregoing Entities in clauses (a) through (h), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors, each in their capacity as such; provided that no current or former Holder of Existing Interests, each in their capacity as such, is an Exculpated Party unless such Holder is also a current director, officer or employee of a Debtor or an Affiliate of a Debtor.

61. “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

62. “Existing Interests” means the Interests in Whiting Parent.

63. “Existing Interests Equity Pool” means New Common Stock in an amount equal to 3% of all New Common Stock, subject to dilution by the New Common Stock to be issued pursuant to the New Warrants-A, the New Warrants-B, and the Management Incentive Plan.

64. “Exit Facility” means the financing to be provided to the Reorganized Debtors on the Effective Date in accordance with the Exit Facility Credit Agreement.

65. “Exit Facility Agent” means the financial institution identified in the Plan Supplement as administrative and collateral agent under the Exit Facility Credit Agreement, solely in its capacity as such.

66. “Exit Facility Arranger” means the financial institution(s), if any, arranging, syndicating or book running the Exit Facility.

67. “Exit Facility Credit Agreement” means the agreement governing the Exit Facility.

68. “Exit Facility Documents” means, collectively, the Exit Facility Credit Agreement and any and all other agreements, documents, and instruments delivered or entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, and other security documents, each of which shall be in form and substance satisfactory to the Debtors, the Exit Facility Arranger, and the Exit Facility Agent.

69. “Exit Facility Lenders” means those certain lenders from time to time party to the Exit Facility Credit Agreement, solely in their capacity as such.

70. “Exit Facility Term Sheet” means a term sheet describing the material terms of the Exit Facility Credit Agreement, which shall be in form and substance satisfactory to the Debtors, the Exit Facility Arranger, and the Exit Facility Agent.

71. “Federal Judgment Rate” means the federal judgment rate in effect pursuant to 28 U.S.C. § 1961 as of the Petition Date, compounded annually.

72. “File,” “Filed,” and “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court.

73. “Final Cash Collateral Order” means the Final Order Under 11 U.S.C. §§ 105, 361, 362, 363 And 507, and Bankruptcy Rules 2002, 4001 and 9014 (I) Authorizing Debtors to Use Cash Collateral and (II) Granting Adequate Protection to Prepetition Secured Parties [Docket No. [•]], (as amended, modified, or supplemented from time to time in accordance with the terms thereof).

74. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

75. “Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

76. “General Unsecured Claim” means any Claim against any of the Debtors that is not Secured and is not: (a) an Administrative Claim; (b) a Professional Fee Claim; (c) a Priority Tax Claim; (d) an Other Priority Claim; (e) a Trade Claim; (f) an Intercompany Claim; or (g) a Section 510(b) Claim. For the avoidance of doubt, all (i) Senior Notes Claims, (ii) Claims resulting from the rejection of Executory Contracts and Unexpired Leases, and (iii) Claims that are not Secured resulting from litigation against one or more of the Debtors are General Unsecured Claims.

77. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

78. “Hedge Counterparty” means any non-Debtor Entity or Person party to a financial derivative contract entered into with certain Debtor entities pursuant to the RBL Credit Agreement or the Hedge Orders to hedge the Debtors’ exposure to pricing risk in oil, natural gas, natural gas liquid components, or interest rates, as applicable.

79. “Hedge Orders” means, collectively, the Interim Order (I) Authorizing the Debtors to Perform Under Prepetition Hedging Arrangements, and (II) Granting Related Relief [Docket No. 49] and the Final Order (I) Authorizing the Debtors to (A) Perform Under and Amend Prepetition Hedging Agreements, (B) Enter Into, and Perform Under, Postpetition Hedging Agreements, (C) Grant Liens and Superpriority Administrative Expense Claims, and (II) Granting Related Relief [Docket No. [•]].

80. “Holder” means an Entity holding a Claim or Interest, as applicable.

81. “Impaired” means, with respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

82. “Indemnification Obligations” means each of the Debtors’ indemnification provisions in place, whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise, for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors’, officers’, and managers’ respective Affiliates.

83. “Indenture Trustee Expenses” means the reasonable and documented compensation, fees, out-of-pocket expenses, disbursements, and claims for indemnity, subrogation, and contribution incurred or owed to the Indenture Trustee, including, without limitation, reasonable and documented attorneys’ fees, expenses and disbursements, whether prior to or after the Petition Date but in all cases before the Effective Date, in each case under the Indentures.

84. “Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A., solely in its capacity as trustee under each of the Convertible Notes Indenture, the 2021 Senior Notes Indenture, the 2023 Senior Notes Indenture, and the 2026 Senior Notes Indenture, as applicable, and any successor thereto, in its capacity as such.

85. “Indentures” means, collectively, the Convertible Notes Indenture, the 2021 Senior Notes Indenture, the 2023 Senior Notes Indenture, and the 2026 Senior Notes Indenture.

86. “Intercompany Claim” means any Claim held by a Debtor against another Debtor.

87. “Intercompany Interest” means, other than an Interest in Whiting Parent, an Interest in one Debtor held by another Debtor.

88. “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor, including options, warrants, rights, restricted stock unit or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement, separation agreement or employee incentive plan or program of a Debtor as of the Petition Date).

89. “Interim Cash Collateral Orders” means, collectively, the Interim Order Under 11 U.S.C. §§ 105, 361, 362, 363 and 507, and Bankruptcy Rules 2002, 4001 and 9014 (I) Authorizing Debtors to Use Cash Collateral, (II) Granting Adequate Protection to Prepetition Secured Parties and (III) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001(b) [Docket No. 61] and the Second Interim Order Under 11 U.S.C. §§ 105, 361, 362, 363 and 507, and Bankruptcy Rules 2002, 4001 and 9014 (I) Authorizing Debtors to Use Cash Collateral, (II) Granting Adequate Protection to Prepetition Secured Parties and (III) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001(b) [Docket No. 144].

90. “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals [Docket No. [•]] (as amended, modified, or supplemented from time to time in accordance with the terms thereof).

91. “Issuing Bank” means any issuer of a letter of credit issued pursuant to the RBL Credit Agreement.

92. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

93. “Management Incentive Plan” means a post-Effective Date management incentive plan for certain participating employees of the Reorganized Debtors and their Affiliates, to be established and implemented in accordance with Article IV.F of the Plan, which shall provide for the terms and conditions under which the MIP Pool may be allowed and distributed to certain participating employees of the Reorganized Debtors and Affiliates.

94. “MIP Pool” means a pool of stock-based awards, in the form of options, appreciation rights, restricted stock units, restricted stock, or similar awards, as applicable, representing 8% of the aggregate amount of New Common Stock, determined on a fully diluted and fully distributed basis and assuming the exercise of all of the Warrants (the “MIP Equity”), which shall be reserved for distribution to certain participating employees of the Reorganized Debtors or their Affiliates pursuant to the Management Incentive Plan and shall be in accordance with the Restructuring Support Agreement. No less than 50% of the MIP Equity (the “Effective Date MIP Equity Allocation”) will be granted on the Effective Date to such employees in the form of restricted stock units (or the economic equivalent), on other customary terms and conditions for similar type awards, and which shall vest ratably over three years with the breakdown between time and performance based awards being determined by the Reorganized Whiting Parent Board; provided, however, that the Effective Date MIP Equity Allocation granted on the Effective Date shall be reduced by subtracting a percentage equal to the quotient of $12 million divided by 8% of the stipulated equity value as set forth in the Plan Supplement, which is stipulated equity value subject to the Consenting Creditor Consent Right.

95. “New Common Stock” means the common stock of Reorganized Whiting Parent.

96. “New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, or such other applicable formation documents, of each of the Reorganized Debtors.

97. “New Shareholders’ Agreement” means the shareholders’ agreement governing the rights of the Holders of New Common Stock on and after the Effective Date.

98. “New Warrants-A” means warrants to purchase up to 10% of the New Common Stock (subject to dilution only by the New Common Stock issued pursuant to the Management Incentive Plan), exercisable on a non-cash basis for a 4-year period after the Effective Date, in an amount equal to an implied 110% recovery to Holders of Senior Notes Claims, inclusive of non-default interest under the Senior Notes through the Effective Date, calculated as though the Senior Notes remained outstanding through the Effective Date and all accrued and unpaid interest had been added to the outstanding principal amount of the Senior Notes daily, and otherwise on the terms and conditions set forth in the New Warrants-A Agreement; provided, however, that to the extent DTC requirements are applicable, if DTC is not able to provide for daily accretion, the Consenting Creditors agree to negotiate in good faith with the Debtors on alternative accretion schedules to address any such impediment.

99. “New Warrants-A Agreement” means the definitive agreement governing the terms of the New Warrants-A.

100. “New Warrants-B” means warrants to purchase up to 5% of the New Common Stock (subject to dilution only by the New Common Stock issued pursuant to the Management Incentive Plan), exercisable on a non-cash basis for a 5-year period after the Effective Date, in an amount equal to an implied 125% recovery to Holders of Senior Notes Claims, inclusive of non-default interest under the Senior Notes through the Effective Date, calculated as though the Senior Notes remained outstanding through the Effective Date and all accrued and unpaid interest had been added to the outstanding principal amount of the Senior Notes daily, and otherwise on the terms and conditions set forth in the New Warrants-B Agreement; provided, however, that to the extent DTC requirements are applicable, if DTC is not able to provide for daily accretion, the Consenting Creditors agree to negotiate in good faith with the Debtors on alternative accretion schedules to address any such impediment.

101. “New Warrants-B Agreement” means the definitive agreement governing the terms of the New Warrants-B.

102. “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

103. “Other Secured Claim” means any Secured Claim against any of the Debtors, other than an RBL Claim.

104. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

105. “Petition Date” means April 1, 2020, the date on which the Debtors commenced the Chapter 11 Cases.

106. “Plan” means this joint chapter 11 plan (as it may be amended or supplemented from time to time, including all exhibits, schedules, supplements, appendices, annexes and attachments hereto).

107. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, to be Filed by the Debtors no later than 7 days before the Voting Deadline, or such later date as may be approved by the Bankruptcy Court on notice to parties in interest (as such documents may be amended prior to the Effective Date by Filing such amended documents), including: (a) the material New Organizational Documents;

(b) the Exit Facility Term Sheet and/or Exit Facility Credit Agreement; (c) the schedule of Retained Causes of Action; (d) a disclosure of the members of the Reorganized Whiting Parent Board and their compensation; (e) the Schedule of Assumed Executory Contracts and Unexpired Leases; (f) the Schedule of Rejected Executory Contracts and Unexpired Leases; (g) the Restructuring Transactions Exhibit; (h) the New Warrants-A Agreement; (i) the New Warrants-B Agreement; (j) the New Shareholders’ Agreement; and (k) a description of the material terms of the Management Incentive Plan. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date, subject to the terms of the Plan.

108. “Priority Tax Claim” means any Claim of a Governmental Unit against any of the Debtors of the kind specified in section 507(a)(8) of the Bankruptcy Code.

109. “Pro Rata” means the proportion that an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of the Allowed Claims or Allowed Interests in that respective Class, or the proportion of the Allowed Claims or Allowed Interests in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim or Allowed Interests under the Plan.

110. “Professional” means an Entity employed in the Chapter 11 Cases pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.

111. “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B of the Plan.

112. “Professional Fee Claim” means any Administrative Claim for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Confirmation Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

113. “Professional Fee Escrow Account” means an account funded by the Debtors with Cash on the Effective Date in an amount equal to the total estimated amount of the Professional Fee Amount as set forth in 0 of the Plan.

114. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases by the applicable Claims Bar Date.

115. “RBL Agent” means JPMorgan Chase Bank, N.A., and any successor thereto, solely in its capacity as successor agent under the RBL Credit Agreement.

116. “RBL Credit Agreement” means that certain Seventh Amended and Restated Credit Agreement, dated as of April 12, 2018, by and among Whiting Oil and Gas Corporation, as borrower, Whiting Parent, as parent guarantor, the RBL Lender, and the RBL Agent, as the administrative agent, as amended, supplemented, or otherwise modified from time to time.

117. “RBL Claim” means any Claim against any of the Debtors arising from or based upon the RBL Credit Agreement and shall include, without limitation, the “Credit Agreement Obligations” as defined in the Final Cash Collateral Order.

118. “RBL Lenders” means the lenders under the RBL Credit Agreement from time to time.

119. “Reinstate,” “Reinstated,” or “Reinstatement” means, with respect to Claims or Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

120. “Related Party” means, collectively, with respect to an Entity, such Entity’s current and former directors, managers, officers, shareholders, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns (whether by operation of law or otherwise), subsidiaries, current, former, and future affiliates, associated entities, managed entities, accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors, fiduciaries, trustees, employees, agents (including any Distribution Agent), advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, other representatives, and other professionals, representatives, advisors, predecessors, successors, and assigns, each solely in their capacities as such, solely in their capacity as such, and the respective heirs, executors, estates, servants and nominees of the foregoing.

121. “Released Parties” means, collectively, and in each case in its capacity as such: (a) the holders of RBL Claims; (b) the RBL Agent; (c) the Consenting Creditors; (d) the Indenture Trustee; (e) the Exit Facility Lenders; (f) the Exit Facility Agent and the Exit Facility Arranger; (g) the Treasury Management Service Providers; (h) any Issuing Bank; (i) any Hedge Counterparty; (j) all Releasing Parties; (k) each current and former Affiliate of each Entity in clause (a) through (j); and (l) each Related Party of each Entity in clause (a) through (k); provided that any holder of a Claim or Interest that (x) validly opts out of the releases contained in the Plan or (y) files an objection to the releases contained in the Plan shall not be a “Released Party.”

122. “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) the holders of RBL Claims; (b) the RBL Agent; (c) the Consenting Creditors; (d) the Indenture Trustee; (e) the Exit Facility Lenders; (f) the Exit Facility Agent and the Exit Facility Arranger; (g) the Treasury Management Service Providers; (h) any Issuing Bank; (i) any Hedge Counterparty; (j) all Holders of Claims or Interests, solely in their capacities as such, that are presumed to accept the Plan and who do not opt out of the releases in the Plan; (k) all Holders of Claims or Interests, solely in their capacities as such, who vote to accept the Plan; (l) all Holders of Claims or Interests, solely in their capacities as such, that (x) abstain from voting on the Plan and who do not opt out of the releases in the Plan, (y) vote to reject the Plan and who do not opt out of the releases in the Plan, or (z) are deemed to reject the Plan and who do not opt out of the releases in the Plan; (m) each current and former Affiliate of each Entity in clause (a) through (l); and (n) each Related Party of each Entity in clause (a) through (m); provided that any holder of a Claim or Interest that (x) validly opts out of the releases contained in the Plan or (y) files an objection to the releases contained in the Plan shall not be a “Releasing Party”; provided, further, that for the avoidance of doubt, no Holder of a Claim that is party to or has otherwise signed the Restructuring Support Agreement may opt out of the releases.

123. “Reorganized Debtors” means the Debtors, as reorganized pursuant to and under the Plan, on and after the Effective Date, or any successors or assigns thereto.

124. “Reorganized Whiting Parent” means Whiting Parent, as reorganized pursuant to and under the Plan, on and after the Effective Date, or any successor or assign thereto.

125. “Reorganized Whiting Parent Board” means the board of directors of Reorganized Whiting Parent on and after the Effective Date.

126. “Requisite Creditors” means, as of the applicable date of determination, at least two (2) members of the Ad Hoc Committee of Noteholders that have signed the Restructuring Support Agreement, that hold a majority of the outstanding Senior Notes held by the Ad Hoc Committee of Noteholders, and that have signed the Restructuring Support Agreement as of such date.

127. “Restructuring Support Agreement” means that certain Restructuring Support Agreement, entered into and dated as of April 23, 2020, by and among the Debtors and the Consenting Creditors, including all exhibits, schedules and other attachments thereto, as such agreement may be amended from time to time in accordance with the terms thereof and which shall only be amended in accordance with the terms thereof, a copy of which is attached to the Disclosure Statement as Exhibit B.

128. “Restructuring Transactions” mean those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors reasonably determine to be necessary to implement the Plan.

129. “Restructuring Transactions Exhibit” means an exhibit that sets forth the steps to be carried out to effectuate the Restructuring Transactions on and after the Effective Date.

130. “Retained Causes of Action” means those Causes of Action that shall vest in the Reorganized Debtors on the Effective Date, which, for the avoidance of doubt, shall not include any of the Causes of Action that are settled, released or exculpated under the Plan.

131. “Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule (including any modifications or amendments thereto) of certain Executory Contracts and Unexpired Leases to be assumed by the Debtors, subject to the consent of the Requisite Creditors (such consent not to be unreasonably withheld) pursuant to the Plan.

132. “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule (including any amendments or modifications thereto), if any, of certain Executory Contracts and Unexpired Leases to be rejected by the Debtors, subject to the consent of the Requisite Creditors (such consent not to be unreasonably withheld) pursuant to the Plan.

133. “Schedules” means, collectively, the schedules of assets and liabilities and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code.

134. “SEC” means the Securities and Exchange Commission.

135. “Section 510(b) Claim” means any Claim against any of the Debtors that is subject to subordination under section 510(b) of the Bankruptcy Code, including any Claim arising from or related to the purchase or ownership of Existing Interests.

136. “Secured” or “Secured Claim” means, when referring to a Claim against any of the Debtors, a Claim that is: (a) secured by a lien on property in which any of the Debtors has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim. The “Credit Agreement Obligations,” as defined in the Final Cash Collateral Order, are Secured Claims under this Plan.

137. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, together with the rules and regulations promulgated thereunder, as amended from time to time, or any similar federal, state, or local law.

138. “Security” has the meaning set forth in section 2(a)(1) of the Securities Act. “Securities” shall have a correlative meaning.

139. “Senior Notes” means, collectively, the Convertible Senior Notes, the 2021 Senior Notes, the 2023 Senior Notes, and the 2026 Senior Notes.

140. “Senior Notes Claims” means, collectively, the Convertible Senior Notes Claims, the 2021 Senior Notes Claims, the 2023 Senior Notes Claims, and the 2026 Senior Notes Claims.

141. “Servicer” means an agent or other authorized representative of Holders of Claims or Interests.

142. “Solicitation Agent” means Stretto, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases.

143. “Solicitation Materials” means, collectively, the solicitation materials with respect to the Plan.

144. “Trade Claim” means any Claim held by an ordinary course trade vendor of the Debtors against any of the Debtors on account of ordinary course goods and/or services provided to any of the Debtors. For the avoidance of doubt, Trade Claims shall not include any Claim arising from or based upon rejection of any Executory Contract or Unexpired Lease, nor any Claim that is not Secured resulting from litigation against one or more of the Debtors.

145. “Transaction Expenses” means, collectively, all reasonable and documented fees and expenses of the Consenting Creditors, including: (a) Paul, Weiss, Rifkind, Wharton & Garrison LLP; (b) PJT Partners LP; and (c) Porter Hedges LLP; and the reasonable and documented fees, costs and, expenses of the RBL Agent, including the fees, costs, and expenses of: (i) Simpson Thacher & Bartlett LLP; (ii) Opportune, LLP; (iii) local counsel in each applicable jurisdiction; and (iv) other professionals, advisors and experts engaged from time to time by or on behalf of the RBL Agent.

146. “Treasury Management Service Providers” means a party to any Treasury Management Agreement (as defined in the RBL Credit Agreement).

147. “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

148. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

149. “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

150. “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

151. “Voting Classes” has the meaning ascribed to such term in the Conditional Disclosure Statement Order.

152. “Voting Report” means the report certifying the methodology for the tabulation of votes and result of voting under the Plan.

153. “Warrants” means the New Warrants-A and New Warrants-B, collectively and as applicable.

154. “Whiting Parent” means Whiting Petroleum Corporation.

B.	Rules of Interpretation

For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (3) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (4) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (5) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (6) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (7) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (8) references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (9) any immaterial effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan and without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (10) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (11) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (12) the words “include” and “including” and variations thereof shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or soon as reasonably practicable after the Effective Date, provided that the distributions to Class 3 shall be made on the Effective Date.

D.	Governing Law

Except to the extent a rule of law or procedure is supplied by federal law (including the Bankruptcy Code or Bankruptcy Rules), and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and any document included in the Plan Supplement, the applicable Plan Supplement document shall control. In the event of an inconsistency between the Confirmation Order and any of the Plan, the Disclosure Statement, or the Plan Supplement, the Confirmation Order shall control.

H.	Consultation, Information, Notice, and Consent Rights

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto) with respect to the form and substance of this Plan, all exhibits to the Plan, and the Plan Supplement, and all other Definitive Documents (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and fully enforceable as if stated in full herein.

Failure to reference the rights referred to in the immediately preceding paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights and obligations.

ARTICLE II.

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, Priority Tax Claims, and Other Priority Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

A.	Administrative Claims

Except with respect to the Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code, and except to the extent that a Holder of an Allowed Administrative Claim and the Debtors against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, or such Holder has been paid by any Debtor on account of such Allowed Administrative Claim prior to the Effective Date, each Holder of such an Allowed Administrative Claim will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which the Reorganized Debtors Allow such Allowed Administrative Claim or the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter, as applicable; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims by the Administrative Claims Bar Date that do not File and serve such a request by the Administrative Claims Bar Date shall be forever barred, stopped, and enjoined from asserting such Administrative Claims against the Debtors or the Reorganized Debtors, and such Administrative Claims shall be deemed compromised, settled, and released as of the Effective Date. For the avoidance of doubt, Holders of Transaction Expenses Claims shall not be required to File or serve any request for payment of such Transaction Expenses Claim.

Notwithstanding anything to the contrary contained herein, any unpaid Claim payable to the Consenting Creditors or the RBL Agent on account of Transaction Expenses shall constitute Allowed Administrative Claims and shall be paid on a current basis in full in Cash on the Effective Date, or to the extent accrued after the Effective Date, on a current basis in full in Cash as invoiced; provided that upon the payment of all fees and expenses due to the RBL Agent as adequate protection under the Final Cash Collateral Order, all other Claims for diminution of value under the Final Cash Collateral Order shall be irrevocably released, waived and discharged on the Effective Date unless the RBL Claims are not paid in full under the Plan. Nothing herein shall require the Consenting Creditors or the RBL Agent or their respective professionals to file applications, a Proof of Claim or otherwise seek approval of the Bankruptcy Court as a condition to the payment of such Allowed Administrative Claims.

B.	Final Fee Applications and Payment of Professional Fee Claims.

All final requests for payment of Professional Fee Claims incurred during the period from the Petition Date through the Confirmation Date shall be Filed no later than 45 days after the Effective Date. All such final requests will be subject to approval by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior orders of the Bankruptcy Court, including the Interim Compensation Order, and once approved by the Bankruptcy Court, shall be promptly paid from the Professional Fee Escrow Account up to the full Allowed amount. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the amount of Professional Fee Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article II.A of the Plan.

C.	Professional Fee Escrow Amount.

As soon as possible after Confirmation and not later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Such funds shall not be considered property of the Debtors’ Estates. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Claims are Allowed by a Final Order. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be transferred to the Reorganized Debtors, subject to the Liens of the Exit Facility and such other Liens or other encumbrances as may be permitted thereby.

D.	Allocation and Estimation of Professional Fees and Expenses.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred before and as of the Confirmation Date, and shall deliver such estimate to the Debtors by the earlier of (a) five Business Days after the Confirmation Date and (b) two Business Days prior to the Effective Date; provided that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate the unbilled fees and expenses of such Professional.

E.	Post-Confirmation Date Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors will, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals and Ordinary Course Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code, the Interim Compensation Order, or the Ordinary Course Professionals Order, in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional or Ordinary Course Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

F.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtors against which such Allowed Priority Tax Claim is asserted agree to a less favorable treatment for such Holder, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

G.	Statutory Fees

All fees due and payable pursuant to section 1930 of title 28 of the United States Code prior to the Effective Date shall be timely paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall timely pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor shall remain obligated to pay such quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

The Plan constitutes a separate plan proposed by each Debtor within the meaning of section 1121 of the Bankruptcy Code; provided that the Debtors and the Reorganized Debtors, as applicable, shall consolidate Allowed Claims into one Estate for purposes of distributions for Class 5. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below for all purposes, including voting, Confirmation, and distribution pursuant to the Plan, all in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Existing Interest in that Class and has not been paid, released, or otherwise satisfied or disallowed by Final Order prior to the Effective Date.

Unless otherwise indicated, except to the extent that the Debtors and a Holder of such Allowed Claim or Interest, as applicable, agree to a less favorable treatment (subject to the consent of the Requisite Creditors, such consent not to be unreasonably withheld), each Holder of an Allowed Claim or Interest, as applicable, shall receive such treatment on the Effective Date (or, if payment is not then due, in accordance with its terms in the ordinary course of business) or as soon as reasonably practicable thereafter. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors, as applicable; provided, that any Class that does not contain any Allowed Claims or Existing Interests with respect to a particular Debtor will be treated in accordance with Article III.D below.

Below is a chart assigning each Class a number for purposes of identifying each separate Class.

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Deemed to Accept
2	Other Priority Claims	Unimpaired	Deemed to Accept
3	RBL Claims	Unimpaired	Deemed to Accept
4	Trade Claims	Unimpaired	Deemed to Accept
5	General Unsecured Claims	Impaired	Entitled to Vote
6	Intercompany Claims	Unimpaired, or Impaired	Deemed to Accept, or Presumed to Reject
7	Intercompany Interests	Unimpaired, or Impaired	Deemed to Accept, or Presumed to Reject
8	Existing Interests	Impaired	Entitled to Vote
9	Section 510(b) Claims	Impaired	Entitled to Vote

B.	Treatment of Classes of Claims and Interests

1.	Class 1 — Other Secured Claims

a.	Classification: Class 1 consists of all Other Secured Claims.

b.	Treatment: Each Holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the applicable Debtor, either:

i.	payment in full in Cash;

ii.	delivery of the Collateral securing any such Allowed Other Secured Claim;

iii.

Reinstatement of such Allowed Other Secured Claim, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of such claim to demand or to receive payment prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of default; or

iv.	such other treatment rendering such Allowed Other Secured Claim Unimpaired.

c.

Voting: Class 1 is Unimpaired. Holders of Allowed Other Secured Claims in Class 1 are conclusively deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims in Class 1 are not entitled to vote to accept or reject the Plan.

2.	Class 2 — Other Priority Claims

a.	Classification: Class 2 consists of all Other Priority Claims.

b.	Treatment: Each Holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Allowed Other Priority Claim, at the option of the applicable Debtors, either:

i.	Cash in an amount equal to such Allowed Other Priority Claim; or

ii.	such other treatment rendering such Allowed Other Priority Claim Unimpaired.

c.

Voting: Class 2 is Unimpaired. Holders of Allowed Other Priority Claims in Class 2 are conclusively deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims in Class 2 are not entitled to vote to accept or reject the Plan.

3.	Class 3 — RBL Claims

a.	Classification: Class 3 consists of all RBL Claims.

b.

Treatment: The RBL Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the RBL Credit Agreement and the Cash Collateral Orders, including all principal, accrued and unpaid interest, and all accrued and unpaid fees, expenses, and noncontingent or asserted indemnification claims payable under the RBL Credit Agreement and the Cash Collateral Orders. In full and final satisfaction of such Allowed RBL Claim, each Holder of an Allowed RBL Claim shall receive payment in full in Cash. For the avoidance of doubt, contingent or unasserted indemnification obligations under the RBL Credit Agreement shall remain in full force and effect to the maximum extent permitted by applicable law and shall not be discharged, impaired, or otherwise affected by this Plan.

c.

Voting: Class 3 is Unimpaired. Holders of Allowed RBL Claims in Class 3 are conclusively deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed RBL Claims in Class 3 are not entitled to vote to accept or reject the Plan.

4.	Class 4 — Trade Claims

a.	Classification: Class 4 consists of all Trade Claims.

b.

Treatment: Each Holder of an Allowed Trade Claim shall receive, in full and final satisfaction of such Allowed Trade Claim, payment in full of such Allowed Trade Claim on the Effective Date or otherwise in the ordinary course of the Debtors’ business.

c.

Voting: Class 4 is Unimpaired. Holders of Allowed Trade Claims in Class 4 are conclusively deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Trade Claims in Class 4 are not entitled to vote to accept or reject the Plan.

5.Class 5 — General Unsecured Claims

a.	Classification: Class 5 consists of all General Unsecured Claims.

b.	Treatment: Each Holder of a General Unsecured Claim shall receive, in full and final satisfaction of such Allowed General Unsecured Claim, its Pro Rata share of the Claims Equity Pool.

c.	Voting: Class 5 is Impaired. Holders of Allowed General Unsecured Claims in Class 5 are entitled to vote to accept or reject the Plan.

6.	Class 6 — Intercompany Claims

a.	Classification: Class 6 consists of all Intercompany Claims.

b.	Treatment: Unless otherwise provided for under the Plan, Intercompany Claims shall be reinstated or modified as agreed by the Debtors and the Requisite Creditors.

c.

Voting: Class 6 is either Unimpaired, in which case the Holders of Allowed Intercompany Claims in Class 6 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired and not receiving any distribution under the Plan, in which case the Holders of such Allowed Intercompany Claims in Class 6 are presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of an Allowed Intercompany Claim in Class 6 will not be entitled to vote to accept or reject the Plan.

7.	Class 7 — Intercompany Interests

a.	Classification: Class 7 consists of all Intercompany Interests.

b.	Treatment: Unless otherwise provided for under the Plan, Intercompany Claims shall be reinstated or modified as agreed by the Debtors and the Requisite Creditors.

c.

Voting: Class is either Unimpaired, in which case the Holders of Allowed Intercompany Interests in Class 7 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired and not receiving any distribution under the Plan, in which case the Holders of such Allowed Intercompany Interests in Class 7 are presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of an Allowed Intercompany Interest in Class 7 will not be entitled to vote to accept or reject the Plan.

8.	Class 8 — Existing Interests

a.	Classification: Class 8 consists of all Existing Interests.

b.

Treatment: Each Existing Interest shall be canceled, released, and expunged and shall be of no further force and effect. Each Holder of an Allowed Existing Interest shall receive its Pro Rata share of (i) the Existing Interests Equity Pool, (ii) the New Warrants-A, and (iii) the New Warrants-B.

c.	Voting: Class 8 is Impaired. Holders of Existing Interests in Class 8 are entitled to vote to accept or reject the Plan.

9.	Class 9 — Section 510(b) Claims

a.	Classification: Class 9 consists of all Section 510(b) Claims.

b.

Treatment: Section 510(b) Claims will be canceled, released, and expunged and shall be of no further force and effect. Each Holder of an Allowed Section 510(b) Claim shall receive its Pro Rata share of (i) the Existing Interests Equity Pool, (ii) the New Warrants-A, and (iii) the New Warrants-B.

c.

Voting: Class 9 is Impaired. Holders of Section 510(b) Claims in Class 9 are presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Section 510(b) Claims in Class 9 are entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.

D.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest, or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing, shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote on the Plan and no Holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims in such Class.

F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class(es) of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article XI of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Restructuring Support Agreement, the Bankruptcy Code, and the Bankruptcy Rules.

G.	Intercompany Interests

To the extent Reinstated under the Plan, the Intercompany Interests shall be Reinstated for the ultimate benefit of the Holders of Claims and Interests that receive New Common Stock under the Plan, and the Intercompany Interests shall receive no recovery or distribution. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests prior to the Effective Date (subject to any modifications in the Restructuring Transactions Exhibit).

H.	Substantive Consolidation; Cash Distribution Amount

The Plan is being proposed as a joint plan of reorganization of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan of reorganization for each Debtor. The Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan; provided that the Debtors and the Reorganized Debtors, as applicable, shall consolidate Allowed Claims into one Estate for purposes of distributions for Class 5.

I.	Subordinated Claims and Interests

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and their respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors, as applicable, reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

PROVISIONS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims, Interests, and Causes of Action

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan. The Plan shall be deemed a motion, proposed by the Debtors and joined by the Consenting Creditors to approve the good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise and settlement of all such Claims, Interests, Causes of Action, and controversies, as well as a finding by the Bankruptcy Court that such compromise and settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates.

B.	Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors shall consummate the Restructuring Transactions and take all actions to effectuate the Restructuring Transactions, including: (1) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, formation, organization, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and the Restructuring Support Agreement, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree, including the documents comprising the Plan Supplement and the New Organizational Documents; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Restructuring Support Agreement and having other terms for which the applicable Entities may agree; (3) the execution, delivery and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law, including any applicable New Organizational Documents; (4) such other transactions that are required to effectuate the Restructuring Transactions; and (5) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

C.	Employee and Retiree Benefits

Unless otherwise provided herein, and subject to Article V hereof, all employee wages and Compensation and Benefits Programs in place as of the Effective Date with the Debtors shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

D.	Issuance and Distribution of New Common Stock and Warrants

All Existing Interests shall be canceled on the Effective Date and Reorganized Whiting Parent shall issue the New Common Stock, the New Warrants-A, and the New Warrants-B to Holders of Claims and Interests entitled to receive the New Common Stock, the New Warrants-A, and the New Warrants-B, as applicable, pursuant to the Plan in the proportions set forth in the Plan. The issuance of New Common Stock, including any New Common Stock to be issued upon exercise of the New Warrants-A and the New Warrants-B, shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or the Reorganized Debtors or by Holders of any Claims or Interests, as applicable. All New Common Stock, New Warrants-A, and New Warrants-B issued under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

E.	The Exit Facility

On the Effective Date, the applicable Reorganized Debtors shall enter into the Exit Facility, including any documents required in connection with the creation, continuation, or perfection of Liens in connection therewith. The Confirmation Order shall include approval of the Exit Facility and the Exit Facility Documents, subject to the consent of the Requisite Creditors (such consent not to be unreasonably withheld), all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Reorganized Debtors in connection therewith, and authorization of the Reorganized Debtors to enter into, execute, and perform under the Exit Facility Documents and all related documents and agreements to the extent a party thereto, and authorization for the Reorganized Debtors to create or perfect the Liens in connection therewith.

The Exit Facility Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit Facility Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to any Claims, Causes of Action, avoidance, reduction, recharacterization, subordination (whether contractual or otherwise), cross claim, disallowance, impairment, objection, or challenges under any applicable law or regulation by any Person for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent transfers, obligations, or conveyances, or other voidable transfers or obligations under the Bankruptcy Code or any other applicable non-bankruptcy law.

The Exit Facility Lenders shall have valid, binding, and enforceable Liens on the Collateral (or other property identified as “Collateral” therein) specified in, and to the extent required by, the Exit Facility Documents. To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the Exit Facility Documents are granted in good faith as an inducement to the Exit Facility Lenders to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, recharacterization, or subordination (whether contractual or otherwise) for any purposes whatsoever, and the priorities of any such Liens and security interests shall be as set forth in the relevant Exit Facility Documents, as applicable. The Reorganized Debtors and the persons and entities granted such Liens are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order, and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens to third parties.

F.	Management Incentive Plan

On the Effective Date, the Reorganized Whiting Parent Board shall implement the MIP Pool, and following the Effective Date, the Reorganized Whiting Parent Board shall determine the other terms and conditions of the Management Incentive Plan.

G.	Management of Reorganized Whiting

The Debtors’ current management team shall remain in their current positions after consummation of the Restructuring Transactions, and the Debtors shall enter into new employment agreements with their current management team in connection with the Restructuring Transactions.

H.	Exemption from Registration Requirements

The offering, issuance, and distribution of any Securities pursuant to the Plan, including the New Common Stock, the New Warrants-A and the New Warrants-B, will be exempt from the registration requirements of section 5 of the Securities Act or any similar federal, state, or local law in reliance on section 1145 of the Bankruptcy Code.

Pursuant to section 1145 of the Bankruptcy Code, the New Common Stock, the New Warrants-A and the New Warrants-B issued under the Plan may be sold without registration under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities or instruments; (2) any other applicable regulatory approval; and (3) the transfer restrictions set forth in the New Organizational Documents, if any.

The New Common Stock, the New Warrants-A, the New Warrants-B and the New Common Stock issued upon the exercise of the New Warrants-A or the New Warrants-B shall be reflected through the facilities of DTC, and neither the Debtors, the Reorganized Debtors, nor any other Person shall be required to provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of such New Common Stock, New Warrants-A, New Warrants-B or New Common Stock issued upon the exercise of the New Warrants-A or the New Warrants-B under applicable securities laws.

DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Common Stock, the New Warrants-A, the New Warrants-B and the New Common Stock issued upon exercise of the New Warrants-A or New Warrants-B are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether New Common Stock, the New Warrants-A, the New Warrants-B and the New Common Stock issued upon exercise of the New Warrants-A or New Warrants-B are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

I.	Vesting of Assets

Except as otherwise provided in the Plan or in any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by each of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances other than the Liens of the Exit Facility and such other Liens or other encumbrances as may be permitted thereby. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and pursue, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

J.	Cancellation of Instruments, Certificates, and Other Documents

Except as otherwise provided in this Plan or any agreement, instrument, or other document incorporated in this Plan or the Plan Supplement, on the Effective Date, (a) all notes, instruments, Certificates, and other documents evidencing Claims or Interests, including the Indentures and the RBL Credit Agreement, and (b) any other credit agreements and indentures, shall be terminated and canceled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged and the Indenture Trustee and RBL Agent shall be released from all duties thereunder without any need for further action or approval by the Bankruptcy Court or any Holder or other person, provided that any contingent indemnification obligations relating to unasserted claims under the RBL Credit Agreement shall survive in accordance with their terms. In addition to the foregoing, the Indentures and the RBL Credit Agreement shall survive the occurrence of the Effective Date and shall continue in effect solely to the extent necessary to: (i) allow a Disbursing Agent, the RBL Agent, or the Indenture Trustee to make distributions under the Plan to the Holders of RBL Claims and Senior Notes Claims, as applicable; (ii) allow the Debtors, the Reorganized Debtors, the Indenture Trustee, and the RBL Agent to make post-Effective Date distributions or take such other action pursuant to the Plan on account of Allowed Senior Notes Claims and Allowed RBL Claims, as applicable, and to otherwise exercise their rights and discharge their obligations relating to the interests of the Holders of such Claims in accordance with the Plan; (iii) allow the Indenture Trustee and the RBL Agent to enforce their rights, claims and interests vis-à-vis any parties other than the Debtors; (iv) allow the Indenture Trustee and the RBL Agent to maintain or assert any rights it may have against the distributions to Holders of Senior Notes Claims and RBL Claims, as applicable pursuant to the terms of the Indentures or RBL Credit Agreement, as applicable, for the payment of outstanding fees, expenses and indemnification obligations arising under (and due pursuant to the terms of) the Indentures; provided that except as expressly provided in this Section IV.J, nothing in this Section IV.J shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order or the Plan or result in any liability or expense to the Reorganized Debtors; (v) permit the Indenture Trustee and the RBL Agent to assert their respective charging liens; (vi) permit the Indenture Trustee and the RBL Agent to appear in the Chapter 11 Cases; and (vii) allow the Indenture Trustee and the RBL Agent to maintain any right of indemnification, contribution, subrogation or any other claim or entitlement they may have under the applicable Indentures and the RBL Credit Agreement. Except for the foregoing with respect to such other rights of the Indenture Trustee that survive the Indentures, the Indenture Trustee, the RBL Agent, and their respective agents shall be relieved of all further duties and responsibilities related to the Indentures, the RBL Credit Agreement, and the Plan, as applicable.

If the record holder of the Senior Notes is DTC or its nominee or another securities depository or custodian thereof, and such Senior Notes are represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each such Holder of the Senior Notes shall be deemed to have surrendered such Holder’s note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.

K.	Holders of Working and Similar Interests.

The legal and equitable rights, interests, defenses, and obligations of lessors under the Debtors’ oil and gas leases, holders of certain other mineral interests related to the Debtors’ oil and gas properties, owners of non-operating working interests in the Debtors’ oil and gas properties, counterparties to the Debtors’ joint operating agreements, and holders of claims related to joint-interest billings and other similar working interests shall not be impaired in any manner by the provisions of this Plan. Nor shall anything in this Plan impair the related legal and equitable rights, interests, defenses, or obligations of the Debtors or the Reorganized Debtors. To the extent applicable, such Claims or Interests shall be Reinstated pursuant to this Plan.

Notwithstanding the foregoing, nothing in this Article IV.K shall limit the Debtors’ rights to reject any executory contract or unexpired lease in accordance with the Bankruptcy Code or pursuant to Article V hereof.

L.	Corporate Action

On and after the Effective Date, all actions contemplated by the Plan are and shall be deemed authorized and approved by the Bankruptcy Court in all respects without any further corporate or equity holder action, including, as applicable: (1) the adoption, execution, and/or filing of the New Organizational Documents and the New Shareholders’ Agreement; (2) the selection of the directors, managers, and officers for the Reorganized Debtors, including the appointment of the Reorganized Whiting Parent Board; (3) the authorization, issuance, entry into and distribution, as applicable, of the Exit Facility and the New Common Stock, and the execution, delivery, and filing of any documents pertaining thereto, as applicable; (4) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (5) the formation of any Entities pursuant to the Restructuring Transactions; (6) the implementation of the Restructuring Transactions, including any transaction contemplated by the Restructuring Transactions Exhibit; (7) the adoption of the Management Incentive Plan by the Reorganized Whiting Parent Board; and (8) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further corporate or other action by any Security holders, members, directors, or officers of the Debtors or Reorganized Debtors, as applicable.

On or before the Effective Date, as applicable, the appropriate directors and officers of the Debtors or the Reorganized Debtors shall be (or shall be deemed to have been) authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the Restructuring Transactions) in the name of and on behalf of the Reorganized Debtors, including and any and all other agreements, documents, Securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by this Article IV.L shall be effective notwithstanding any requirements under non-bankruptcy law.

M.	Corporate Existence

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, or as otherwise may be agreed between the Debtors and the Requisite Creditors, each Debtor shall continue to exist on and after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation or bylaws (or other analogous formation, constituent or governance documents) is amended by the Plan or otherwise, and to the extent any such document is amended, such document is deemed to be amended pursuant to the Plan and requires no further action or approval (other than any requisite filings required under applicable state or federal law).

N.	New Organizational Documents

On the Effective Date, or as soon thereafter as is reasonably practicable, the Reorganized Debtors’ certificates of incorporation and bylaws (and other formation and constituent documents relating to limited liability companies) shall be amended or amended and restated, as applicable, as may be required to be consistent with the provisions of the Plan, the New Organizational Documents, as applicable, and the Bankruptcy Code. To the extent required under the Plan or applicable nonbankruptcy law, the Reorganized Debtors will file their respective New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation. The New Organizational Documents shall, among other things: (1) authorize the issuance of the New Common Stock, the New Warrants-A, and the New Warrants-B; and (2) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity Securities. After the Effective Date, each Reorganized Debtor may amend and restate its certificate of incorporation and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of the New Organizational Documents.

O.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of directors and managers (or other relevant governing body) thereof, including the Reorganized Whiting Parent Board, shall be authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan including the Exit Facility Credit Agreement and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

P.	Section 1146(a) Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan (including the Restructuring Transactions) or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; (4) the grant of Collateral (or other property identified as “Collateral” therein) as security for the Exit Facility, as applicable; or (5) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan (including the Restructuring Transactions), shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Q.	Directors and Officers

As of the Effective Date, the term of the current members of the boards of directors of the Debtors shall expire, and the initial boards of directors, including the Reorganized Whiting Parent Board, as well as the officers of each of the Reorganized Debtors, shall be appointed in accordance with the New Organizational Documents and other constituent documents of each Reorganized Debtor. The Reorganized Whiting Parent Board will consist of (i) the Reorganized Debtors’ chief executive officer and (ii) the other directors selected by the Requisite Creditors, whose identities shall be disclosed in the Plan Supplement.

The New Organizational Documents and the New Shareholders’ Agreement shall provide that any independent director appointed to the Reorganized Whiting Parent Board shall be unaffiliated with any person that has designation rights for the Reorganized Whiting Parent Board.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will, to the extent reasonably practicable, disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the Reorganized Whiting Parent Board, as well as those Persons that will serve as officers of the Reorganized Debtors.

To the extent any such director or officer is an “insider” under the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will also be disclosed. Provisions regarding the removal, appointment, and replacement of members of the Reorganized Whiting Parent Board will be disclosed in the New Organizational Documents.

R.	Preservation of Causes of Action

Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan, including pursuant to Article VIII of the Plan or a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, such Causes of Action shall be Retained Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Retained Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided herein. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan, including pursuant to Article VIII of the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to this Article IV.R include any claim or Cause of Action with respect to, or against, a Released Party that is released under Article VIII of the Plan.

In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action preserved pursuant to the first paragraph of this Article IV.R that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

S.	Indenture Trustee Expenses

On the Effective Date, and without any further notice to or action, order or approval of the Bankruptcy Court, the Debtors or Reorganized Debtors shall distribute Cash to the Indenture Trustee in an amount equal to the Indenture Trustee Expenses without a reduction to recoveries to Holders of the Senior Notes Claims; provided that the Indenture Trustee shall provide the Debtors with the invoices (subject to redaction to preserve attorney-client privilege) for which they seek payment no later than fifteen (15) days prior to the Effective Date. If the Debtors dispute any Indenture Trustee Expenses, the Debtors shall (i) pay the undisputed portion of the Indenture Trustee Expenses, (ii) notify the Indenture Trustee with respect to any disputed portion of the Indenture Trustee Expenses within ten (10) days after presentation of the invoices by the Indenture Trustee, and (iii) escrow the amount of any disputed portion of the Indenture Trustee Expenses pending any resolution. Upon such notification, the Indenture Trustee may submit such dispute for resolution by the Bankruptcy Court. For the avoidance of doubt, nothing herein affects the Indenture Trustee’s rights to exercise its respective charging liens pursuant to the terms of the applicable Indentures.

To the extent the Indenture Trustee provides services or incurs costs or expenses, including professional fees, related to or in connection with the Plan, the Confirmation Order or the Indentures after the Effective Date, the Indenture Trustee shall be entitled to receive from the Reorganized Debtors, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred with such services. The payment of such compensation and expenses will be made promptly or as otherwise agreed to by the Indenture Trustee and the Reorganized Debtors, subject to the consent of the Requisite Creditors (such consent not to be unreasonably withheld).

The payment of the Indenture Trustee as set forth in the applicable Indenture shall be considered a distribution on account of Senior Notes Claims.

T.	Transaction Expenses

The Debtors and Reorganized Debtors, as applicable, will, on the Effective Date (or, to the extent not known or submitted to the Debtors for payment as of the Effective Date, promptly following receipt of an invoice therefor, whether incurred before or after the Effective Date) and to the extent invoiced in accordance with the terms of the applicable engagement letter (and, for the avoidance of doubt, no invoices shall be required to include itemized time detail), pay the Transaction Expenses (whether accrued prepetition or postpetition and to the extent not otherwise paid during the Chapter 11 Cases), without the need for application by any such parties to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. For the avoidance of doubt, all fees and expenses set forth in any engagement letter of any of the foregoing professionals executed by Whiting Parent or any of its subsidiaries prior to or during the Chapter 11 Cases shall be deemed reasonable by the Debtors and the Consenting Creditors for purposes of determining what constitutes Transaction Expenses.

U.	Closing the Chapter 11 Cases

On and after the Effective Date, the Debtors or Reorganized Debtors shall be permitted to close all of the Chapter 11 Cases of the Debtors except for the Chapter 11 Case of Whiting Parent and any other Debtor identified in the Restructuring Transactions Exhibit as having its Chapter 11 Case remain open following the Effective Date, and all contested matters relating to any of the Debtors, including objections to Claims, shall be administered and heard in the Chapter 11 Case of Whiting Parent, irrespective of whether such Claim(s) were Filed against a Debtor whose Chapter 11 Case was closed.

When all Disputed Claims have become Allowed or disallowed and all distributions have been made in accordance with the Plan, the Reorganized Debtors shall seek authority to close any remaining Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption or Rejection of Executory Contracts and Unexpired Leases

Unless an Executory Contract or Unexpired Lease: (i) was previously assumed or rejected by the Debtors, pursuant to a Final Order of the Bankruptcy Court entered prior to the Effective Date; (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto; (iii) is the subject of a motion to reject filed by the Debtors on or before the Confirmation Date, (iv) contains a change of control or similar provision that would be triggered by the Chapter 11 Cases (unless such provision has been irrevocably waived); or (v) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Executory Contracts and Unexpired Leases, on the Effective Date, each Executory Contract and Unexpired Lease shall be deemed assumed pursuant to section 365 of the Bankruptcy Code, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, unless such Executory Contract or Unexpired Lease is listed on the Schedule of Rejected Executory Contracts and Unexpired Leases, if any; provided that notwithstanding anything to the contrary herein, no Executory Contract or Unexpired Lease shall be assumed, assumed and assigned, or rejected without the written consent of the Requisite Creditors (such consent not to be unreasonably withheld). The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. The Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described assumptions, rejections, and assumptions and assignments.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith. To the extent applicable, no change of control (or similar provision) will be deemed to occur under any such Executory Contract or Unexpired Lease.

If certain, but not all, of a contract counterparty’s Executory Contracts and/or Unexpired Leases are assumed pursuant to the Plan, the Confirmation Order shall be a determination that such counterparty’s Executory Contracts and/or Unexpired Leases that are being rejected pursuant to the Plan are severable agreements that are not integrated with those Executory Contracts and/or Unexpired Leases that are being assumed pursuant to the Plan. Parties seeking to contest this finding with respect to their Executory Contracts and/or Unexpired Leases must file a timely objection to the Plan on the grounds that their agreements are integrated and not severable, and any such dispute shall be resolved by the Bankruptcy Court at the Confirmation Hearing (to the extent not resolved by the parties prior to the Confirmation Hearing).

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Counterparties to Executory Contracts or Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases, if any, shall be served with a notice of rejection of Executory Contracts and Unexpired Leases with the Plan Supplement. Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts and Unexpired Leases, if any, must be Filed with the Bankruptcy Court within 30 days after the date of the order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in a Proof of Claim to the contrary. Claims arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of the Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, shall pay all Cure Costs relating to Executory Contracts and Unexpired Leases that are being assumed under the Plan. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure Costs that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Solicitation Agent on or before 14 days after receiving the applicable Cure Notice. Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Debtor or Reorganized Debtor, without the need for any objection by the Debtors or Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure Costs shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the applicable Cure Costs; provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure Costs despite the failure of the relevant counterparty to file such request for payment of such Cure Costs. The Reorganized Debtors also may settle any Cure Costs without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before the Confirmation Hearing. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Confirmation Hearing or at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely Filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure Costs, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of any Cure Costs shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Debtors and Reorganized Debtors, as applicable, reserve the right at any time to move to reject any Executory Contract or Unexpired Lease based upon the existence of any such unresolved dispute. If the Bankruptcy Court determines that the Allowed Cure Cost with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors shall have the right to add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as of the Effective Date subject to the applicable counterparty’s right to object to such rejection.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure Costs pursuant to this Article V.C shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure Costs have been fully paid pursuant to this Article V.C, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Indemnification

On and as of the Effective Date, the Indemnification Obligations will be assumed, irrevocable with respect to any claims relating to acts or omissions occurring at or prior to the Effective Date, and will survive the effectiveness of the Plan, and the New Organizational Documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ directors, officers, employees, or agents that were employed by, or serving on the board of directors (or similar governing body) of, any of the Debtors as of the Petition Date and/or at any time in the period between the Petition Date and the Effective Date, to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date or the applicable period between the Petition Date and the Effective Date, against any Claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and, notwithstanding anything in the Plan to the contrary, none of the Reorganized Debtors will amend and/or restate the New Organizational Documents before or after the Effective Date to terminate or adversely affect any of the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights with respect to any claims relating to acts or omissions occurring at or prior to the Effective Date.

E.	Insurance Policies

Notwithstanding anything in the Plan to the contrary, all of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto, including all D&O Liability Insurance Policies (including tail coverage liability insurance). Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such insurance policies, including the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of insurance policies, including the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim or Claim for Cure Costs need be Filed, and shall survive the Effective Date.

F.	Employee Compensation and Benefits

1.	Compensation and Benefits Programs

Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for:

(a)	all employee equity or equity-based incentive plans, and any provisions set forth in the Compensation and Benefits Programs that provide for rights to acquire Interests in any of the Debtors;

(b)	any Compensation and Benefits Programs that, as of the entry of the Confirmation Order, have been specifically waived by the beneficiaries of any employee benefit plan or contract; and

(e)	Compensation and Benefits Programs that have been rejected pursuant to an order of the Bankruptcy Court or is listed on the Schedule of Rejected Executory Contracts and Unexpired Leases.

Any assumption of Compensation and Benefits Programs pursuant to the terms herein shall not be deemed to trigger any applicable change of control, immediate vesting, termination, or similar provisions therein. No counterparty shall have rights under a Compensation and Benefits Programs assumed pursuant to the Plan other than those applicable immediately prior to such assumption.

2.	Workers’ Compensation Programs.

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. All Proofs of Claim on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; provided further that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law.

G.	Contracts and Leases After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed under section 365 of the Bankruptcy Code, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Such contracts and leases that are not rejected under the Plan shall survive and remain unaffected by entry of the Confirmation Order.

H.	Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Debtor or Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

I.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section  365(d)(4) of the Bankruptcy Code.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims and Interests Allowed as of the Effective Date

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors (or the Reorganized Debtors) and the Holder of the applicable Claim or Interest, on the first Distribution Date, the Distribution Agent shall make initial distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date; provided, however, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.C. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business. A Distribution Date shall occur no more frequently than once in every 90-day period after the Effective Date, as necessary, in the Reorganized Debtors’ sole discretion.

B.	Rights and Powers of the Distribution Agent

1.	Powers of Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

C.	Special Rules for Distributions to Holders of Disputed Claims

Except as otherwise agreed by the relevant parties: no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order. Any dividends or other distributions arising from property distributed to Holders of Allowed Claims in a Class and paid to such Holders under the Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim in such Class that becomes an Allowed Claim after the date or dates that such dividends or other distributions were earlier paid to Holders of Allowed Claims in such Class.

Any fund established to hold consideration to be received under the Plan pending resolution of Disputed Claims shall be treated as a “disputed ownership fund” pursuant to Treasury Regulation section 1.468B-9. Any such fund shall, therefore, be subject to entity-level taxation. For the avoidance of doubt, any New Common Stock shall not be issued to such fund; rather, Reorganized Whiting Parent shall retain sufficient authorized, but unissued, New Common Stock and issue them directly to Holders of Claims following the resolution of Disputed Claims.

D.	Delivery of Distributions

1.	Record Date for Distributions

Except as provided herein, on the Distribution Record Date, the Claims Register shall be closed and the Debtors, the Reorganized Debtors, or any other party responsible for making distributions under the Plan shall be authorized and entitled to recognize only those record Holders listed on the Claims Register or any other transfer register for each Class of Claims as maintained by the Debtors or their agents, each of which shall be deemed closed as of the close of business on the Distribution Record Date, and there shall be no further changes in the record Holders of the applicable Claims. In addition, with respect to payment of any Cure Costs or disputes over any Cure Costs, neither the Debtors nor the Distribution Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the Effective Date, even if such non-Debtor party has thereafter sold, assigned, or otherwise transferred its Claim for Cure Costs. The Distribution Record Date shall not apply to Senior Notes deposited with DTC, the Holders of which shall receive distributions in accordance with the customary procedures of DTC.

2.	Distribution Process

The Distribution Agent shall make all distributions required under the Plan, except that with respect to distributions to Holders of Allowed Claims governed by a separate agreement, shall exercise commercially reasonable efforts to implement appropriate mechanics governing such distributions in accordance with the Plan and the terms of the relevant governing agreement. Except as otherwise provided herein, and notwithstanding any authority to the contrary, distributions to Holders of Allowed Claims and Allowed Interests, including Claims and Interests that become Allowed after the Effective Date, shall be made to Holders of record or their respective designees as of the Distribution Record Date: (a) to the address of such Holder or designee as set forth in the applicable register (or if the appropriate notice has been provided pursuant to the governing agreement in writing, on or before the date that is 10 calendar days before the Effective Date, of a change of address or an identification of designee, to the changed address or to such designee, as applicable); or (b) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, if no address exists in the applicable register, no Proof of Claim has been Filed, and the Distribution Agent has not received a written notice of a change of address on or before the date that is 10 calendar days before the Effective Date. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan. Except as otherwise provided in the Plan, Holders of Claims and Holders of Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

3.	Delivery of Distributions to Holders of Senior Notes Claims

Except as otherwise provided in the Plan or reasonably requested by the Indenture Trustee, all distributions to Holders of Senior Notes Claims shall be made to and deemed completed when received by the Indenture Trustee.

4.	Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

5.	Fractional, Undeliverable, and Unclaimed Distributions

a.

Fractional Distributions. Whenever any distribution of fractional shares of New Common Stock or Cash would otherwise be required pursuant to the Plan, the actual distribution shall reflect a rounding of such fraction to the nearest interest or share or dollar, as applicable, with half interests of shares, or any amount equal to $0.50, or less being rounded down. The total number of authorized shares of New Common Stock to be distributed pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding.

b.

Undeliverable Distributions. If any distribution to a Holder of an Allowed Claim is returned to the Distribution Agent as undeliverable, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such Holder on the next Distribution Date. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is canceled pursuant to Article VI.D.5.c of the Plan, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

c.

Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of 6 months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the applicable Reorganized Debtor and, to the extent such Unclaimed Distribution is comprised of New Common Stock, such New Common Stock shall be canceled. Upon such revesting, the Claim of the Holder or its successors with respect to such property shall be canceled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

6.	Minimum; De Minimis Distributions

No Cash payment of less than $250 shall be made to a Holder of an Allowed Claim on account of such Allowed Claim.

7.	Surrender of Canceled Instruments or Securities

On the Effective Date, each Holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim is governed by an agreement and administered by a Servicer). Such Certificate shall be canceled solely with respect to the Debtors, and such cancelation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. Notwithstanding the foregoing paragraph, this Article VI.D.6 shall not apply to any Claims and Interests that are Reinstated pursuant to the terms of the Plan.

E.	Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Distribution Agent shall request distributees to provide appropriate documentation that may be required for an exemption from withholding or reporting, and shall comply with all tax withholding and reporting requirements imposed on it by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements unless an exception applies. Notwithstanding any provision in the Plan to the contrary, the Distribution Agent shall take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, or withholding distributions pending receipt of information necessary to facilitate such distributions. The Reorganized Debtors and the Distribution Agent reserves the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances. All Persons holding Claims shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of the Plan to the contrary, each Holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

F.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within 14 calendar days of receipt thereof, repay or return the distribution to the Reorganized Debtors to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Reorganized Debtors annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2.	Claims Payable by Insurance Carriers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that the Debtors shall provide 21 calendar days’ notice to the Holder of such Claim prior to any disallowance of such Claim during which period the Holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything to the contrary contained herein (including Article VIII of the Plan), nothing contained in the Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any other Entity may hold against any other Entity, including insurers, under any policies of insurance or applicable indemnity, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

G.	Setoffs

Except as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may (but shall not be required to) set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder. Other than as permitted under the Bankruptcy Code, in no event shall any Holder of Claims be entitled to set off any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise.

H.	Indefeasible Distributions

Any and all distributions made under the Plan shall be indefeasible and not subject to clawback.

I.	Allocation Between Principal and Accrued Interest

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for U.S. federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Allowed Claims, to any portion of such Claims for accrued but unpaid interest.

ARTICLE VII.

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.	Allowance of Claims

After the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses the applicable Debtor had with respect to any Claim immediately before the Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim.

B.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors shall have the sole authority to: (1) File and prosecute objections to Claims; (2) settle, compromise, withdraw, litigate to judgment, or otherwise resolve objections to any and all Claims, regardless of whether such Claims are in a Class or otherwise; (3) settle, compromise, or resolve any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (4) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. After the Effective Date, the Reorganized Debtors shall resolve Disputed Claims in accordance with their fiduciary duties and pursuant to the terms of the Plan.

C.	Estimation of Claims

Before, on, or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim pursuant to applicable law, including pursuant to section 502(c) of the Bankruptcy Code and/or Bankruptcy Rule 3012 for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection. Notwithstanding any provision to the contrary in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim and does not provide otherwise, such estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors or Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before seven (7) days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

D.	Disputed Claims Reserve

On or before the Effective Date, the Reorganized Debtors shall establish one or more reserves of New Common Stock for those General Unsecured Claims that are Disputed Claims as of the Distribution Record Date (for the avoidance of doubt, deducting such amounts from the Claims Equity Pool), which reserves shall be administered by the Reorganized Debtors or the Distribution Agent, as applicable. After the Effective Date, the Reorganized Debtors or the Distribution Agent shall hold such New Common Stock in such reserve(s) in trust for the benefit of the Holders of General Unsecured Claims that are Disputed Claims as of the Distribution Record Date, that are ultimately determined to be Allowed after the Distribution Record Date. The Reorganized Debtors or the Distribution Agent shall distribute such amounts (net of any expenses, including any taxes relating thereto), as provided herein, as such Claims are resolved by a Final Order or agreed to by settlement, and such amounts will be distributable on account of such Claims as such amounts would have been distributable had such Claims been Allowed Claims as of the Effective Date under Article III of the Plan solely to the extent of the amounts available in the applicable reserve(s).

Upon a Disputed Claim becoming disallowed by a Final Order, the applicable amount of New Common Stock that was in the disputed claims reserve on account of such Disputed Claim shall be canceled by the Reorganized Debtors.

Any assets held in a disputed claims reserve shall be subject to the tax rules that apply to “disputed ownership funds” under 26 C.F.R. 1.468B–9. As such, such assets will be subject to entity-level taxation, and the Reorganized Debtors shall be required to comply with the relevant rules.

E.	Adjustment to Claims Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Debtors or the Reorganized Debtors without an objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

F.	Time to File Objections to Claims

Any objections to Claims shall be Filed on or before the later of (1) 180 days after the Effective Date and (2) such other period of limitation as may be specifically fixed by the Bankruptcy Court upon a motion by the Debtors or the Reorganized Debtors.

G.	Disallowance of Claims

Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall not be Allowed or deemed Allowed, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors. All Proofs of Claim Filed on account of an Indemnification Obligation shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such Indemnification Obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court. Notwithstanding anything to the contrary in this Plan, any Holder of an Allowed Claim under section 502(h) of the Bankruptcy Code arising from an Avoidance Action shall, in lieu of any distribution to Holders of Allowed General Unsecured Claims, solely receive Cash from the proceeds of such Avoidance Action in an amount reasonably equivalent to the percentage recovery received by Holders of General Unsecured Claims based on the enterprise value of the Debtors for purposes of Confirmation; provided that the Reorganized Debtors may elect in their sole discretion (and without any further approval from the Court) to instead have such amount of Cash set off against the recovery from the applicable Avoidance Action.

Except as otherwise provided herein or as agreed to by the Debtors or the Reorganized Debtors, any and all Proofs of Claim Filed after the Claims Bar Date shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless such late Proof of Claim has been deemed timely Filed by a Final Order.

H.	Amendments to Claims

On or after the Effective Date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed shall be deemed disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court to the maximum extent provided by applicable law.

I.	No Distributions Pending Allowance

If an objection to a Claim or portion thereof is Filed, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim, unless otherwise determined by the Reorganized Debtors.

J.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Reorganized Debtors shall provide to the Holder of such Claim the distribution to which such Holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Claim, without any interest, dividends, or accruals to be paid on account of such Claim unless required under applicable bankruptcy law or as otherwise provided herein.

K.	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against the Debtors obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against the Debtors based upon the full Allowed amount of such Claims. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100 percent of the underlying Allowed Claim (including applicable interest, if any such interest is Allowed).

ARTICLE VIII.

DISCHARGE, RELEASE, INJUNCTION AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a

Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

B.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof, including any draws under the RBL Credit Agreement), the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any avoidance actions, intercompany transactions between or among a Debtor or an affiliate of a Debtor and another Debtor or affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the plan supplement), or any aspect of the Restructuring, including any contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

Notwithstanding anything contained herein to the contrary, the foregoing release does not release any obligations of any party under the Plan or any document, instrument, or agreement executed to implement the Plan. Notwithstanding anything contained herein to the contrary, the foregoing release does not release (i) any obligations of any party under the Plan or any document, instrument, or agreement executed to implement the Plan, (ii) the rights of any current employee of the Debtors under any employment agreement or plan, (iii) the rights of the Debtors with respect to any confidentiality provisions or covenants restricting competition in favor of the Debtors under any employment agreement with a current or former employee of the Debtors, or (iv) the rights of Holders of Allowed Claims or Interests to receive distributions under the Plan.

C.	Releases by Releasing Parties

Except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof, including any draws under the RBL Credit Agreement), the Debtors’ in or out of court restructuring efforts, intercompany transactions between or among a Debtor or an affiliate of a Debtor and another Debtor or affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the plan supplement), or any aspect of the Restructuring, including any contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

Notwithstanding anything contained herein to the contrary, the foregoing release does not release (i) any obligations of any party under the Plan or any document, instrument, or agreement executed to implement the Plan, (ii) any claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud, (iii) the rights of any current employee of the Debtors under any employment agreement or plan, (iv) the rights of the Debtors with respect to any confidentiality provisions or covenants restricting competition in favor of the Debtors under any employment agreement with a current or former employee of the Debtors, or (v) the rights of Holders of Allowed Claims or Interests to receive distributions under the Plan.

D.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions (including any draws under the RBL Credit Agreement), the Disclosure Statement, the Plan, the plan supplement, or any transaction related to the Restructuring, any contract, instrument, release or other agreement or document created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, gross negligence or willful misconduct, but in all respects such Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

E.	Injunction

Except as otherwise expressly provided in the Plan or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to the Plan, discharged pursuant to the Plan, or are subject to exculpation pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, or the Released Parties or the Exculpated Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Entity has timely asserted such setoff right in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

F.	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

G.	Release of Liens

Except as otherwise specifically provided in the Plan, the Exit Facility Credit Agreement, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors or the Reorganized Debtors, or any other Holder of a Secured Claim. In addition, at the sole expense of the Debtors or the Reorganized Debtors, the Holders of Secured Claims (and the applicable agent for such Holders) shall be authorized and directed to release any collateral or other property of the Debtors (including any cash collateral and possessory collateral) held by such Holders (and the applicable agent for such Holders), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution and delivery of all documents reasonably requested by the Debtors, Reorganized Debtors, or the Exit Facility Agent to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens and/or security interests.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or Exit Facility Agent that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf. Notwithstanding the foregoing paragraph, this Article VIII.G shall not apply to any Secured Claims that are Reinstated pursuant to the terms of this Plan.

H.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as non-contingent, or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

I.	Recoupment

In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

J.	Subordination Rights

Any distributions under the Plan to Holders of Allowed Claims shall be received and retained free from any obligations to hold or transfer the same to any other Holder and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights. On the Effective Date, any such subordination rights shall be deemed waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan; provided, that any such subordination rights shall be preserved in the event the Confirmation Order is vacated, the Effective Date does not occur in accordance with the terms hereunder or the Plan is revoked or withdrawn.

K.	Reservation of Rights of the United States

As to the United States of America, its agencies, departments, or agents (collectively, the “United States”), nothing in the Plan, the Plan Supplement, or the Confirmation Order shall expand the scope of discharge, release, or injunction to which the Debtors or Reorganized Debtors are entitled under the Bankruptcy Code, if any. The discharge, release, and injunction provisions contained in the Plan, the Plan Supplement, and the Confirmation Order are not intended and shall not be construed to bar the United States from, subsequent to the Confirmation Order, pursuing any actions, including but not limited to any police or regulatory action, against anyone.

Notwithstanding anything contained in the Plan or the Plan Supplement to the contrary, nothing in the Plan or the Plan Supplement shall discharge, release, impair, or otherwise preclude: (a) any liability to the United States that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code; (b) any valid right of setoff or recoupment of the United States against any of the Debtors or Reorganized Debtors; or (c) the exercise of the United States’ police and regulatory powers against the Debtors, the Reorganized Debtors, or any non-Debtor. Nor shall anything in the Confirmation Order, the Plan, or the Plan Supplement: (a) enjoin or otherwise bar the United States and/or any Governmental Unit from asserting or enforcing, outside the Bankruptcy Court, any liability described in this paragraph, (b) divest any court, commission, or tribunal of jurisdiction from resolving any matters relating to the liabilities and/or claims set forth in this paragraph, or (c) confer in the Bankruptcy Court jurisdiction over any matter as to which it would not have jurisdiction under the Bankruptcy Code.

Moreover, nothing in the Confirmation Order, the Plan, or the Plan Supplement shall release or exculpate any non-Debtor, including any Released Parties and/or Exculpated Parties, from any liability to the United States, including but not limited to any liabilities arising under the Internal Revenue Code, the environmental laws, or the criminal laws against the Released Parties and/or Exculpated Parties, nor shall anything in the Confirmation Order, the Plan, or the Plan Supplement enjoin the United States from bringing any claim, suit, action, or other proceeding against the Released Parties and/or Exculpated Parties for any liability whatsoever; provided that nothing in this paragraph shall affect in any way any release by the Debtors, the Reorganized Debtors, their Estates, any person exercising the rights of the Estates, or any successor to the Estates of the Released Parties provided for in Article VIII.B of the Plan.

Nothing contained in the Plan, the Plan Supplement, or the Confirmation Order shall be deemed to determine the tax liability of any person or entity, including but not limited to the Debtors and the Reorganized Debtors, nor shall the Plan, the Plan Supplement, or the Confirmation Order be deemed to have determined the federal tax treatment of any item, distribution, or entity, including the federal tax consequences of the Plan, nor shall anything in the Plan, the Plan Supplement, or the Confirmation Order be deemed to have conferred jurisdiction upon the Bankruptcy Court to make determinations as to federal tax liability and federal tax treatment except as provided under 11 U.S.C. § 505.

ARTICLE IX.

EFFECT OF CONFIRMATION OF THE PLAN

Upon entry of the Confirmation Order, the Bankruptcy Court shall be deemed to have made and issued on the Confirmation Date, pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014, the following findings of fact and conclusions of law as though made after due deliberation and upon the record at the Confirmation Hearing. Upon entry of the Confirmation Order, any and all findings of fact in the Plan shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law in the Plan shall constitute conclusions of law even if they are stated as findings of fact.

A.	Jurisdiction and Venue

On the Petition Date, the Debtors commenced the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code. Venue in the Southern District of Texas was proper as of the Petition Date and continues to be proper. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2). The Bankruptcy Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. § 1334 and the Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

B.	Order Conditionally Approving the Disclosure Statement

On [•], 2020, the Bankruptcy Court entered the Conditional Disclosure Statement Order, which, among other things, (a) conditionally approved the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017 and (b) conditionally approved certain procedures and documents for soliciting and tabulating votes with respect to the Plan.

C.	Voting Report

Prior to the Confirmation Hearing, the Solicitation Agent filed the Voting Report. All procedures used to distribute solicitation materials to the applicable Holders of Claims and Interests and to tabulate the ballots were fair and conducted in accordance with the Conditional Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws, and regulations. Pursuant to sections 1124 and 1126 of the Bankruptcy Code, at least one Impaired Class entitled to vote on the Plan has voted to accept the Plan.

D.	Judicial Notice

The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the clerk of the Bankruptcy Court and/or its duly appointed agent, including all pleadings and other documents Filed, all orders entered, and all evidence and arguments made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases (including the Confirmation Hearing). Resolutions of any objections to Confirmation explained on the record at the Confirmation Hearing are hereby incorporated by reference. All entries on the docket of the Chapter 11 Cases shall constitute the record before the Bankruptcy Court for purposes of the Confirmation Hearing.

E.	Transmittal and Mailing of Materials; Notice

Due, adequate, and sufficient notice of the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Hearing, and the release and exculpation provisions set forth in Article VIII of the Plan, along with all deadlines for voting on or objecting to the Plan, has been given to (1) all known Holders of Claims and Interests, (2) parties that requested notice in accordance with Bankruptcy Rule 2002, (3) all parties to Unexpired Leases and Executory Contracts, and (4) all taxing authorities listed on the Schedules or in the Claims Register, in compliance with Bankruptcy Rules 2002(b), 3017, 3019, and 3020(b), the Conditional Disclosure Statement Order, and such transmittal and service were appropriate, adequate, and sufficient. Adequate and sufficient notice of the Confirmation Hearing and other dates, deadlines, and hearings described in the Conditional Disclosure Statement Order was given in compliance with the Bankruptcy Rules and such order, and no other or further notice is or shall be required.

F.	Solicitation

Votes for acceptance and rejection of the Plan were solicited in good faith and complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017, 3018, and 3019, the Conditional Disclosure Statement Order, all other applicable provisions of the Bankruptcy Code and all other applicable rules, laws, and regulations.

The Debtors and their respective directors, managers, officers, employees, agents, affiliates, representatives, attorneys, and advisors, as applicable, have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and the Conditional Disclosure Statement Order and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article VIII of the Plan. The Debtors and the Released Parties solicited acceptance of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and they participated in good faith, and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, or purchase of New Common Stock and any debt securities that were offered or sold under the Plan and, pursuant to section 1125(e) of the Bankruptcy Code, and no Released Party is or shall be liable on account of such solicitation for violation of any applicable law, rule, or regulation governing solicitation of acceptance of a chapter 11 plan or the offer, issuance, sale, or purchase of such debt securities.

G.	Burden of Proof

The Debtors, as proponents of the Plan, have satisfied their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard. The Debtors have satisfied the elements of section 1129(a) and 1129(b) of the Bankruptcy Code by clear and convincing evidence.

H.	Bankruptcy Rule 3016(a) Compliance

The Plan is dated and identifies the proponents thereof, thereby satisfying Bankruptcy Rule 3016(a).

I.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code

The plan complies with all requirements of section 1129 of the Bankruptcy Code as follows:

1.	Section 1129(a)(1)–Compliance of the Plan with Applicable Provisions of the Bankruptcy Code

The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including sections 1121, 1122, 1123, and 1125 of the Bankruptcy Code.

a.	Standing

Each of the Debtors has standing to file a plan and the Debtors, therefore, have satisfied section 1121 of the Bankruptcy Code.

b.	Proper Classification

Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan designates Classes of Claims and Interests, other than Administrative Claims, Professional Fee Claims, and Priority Tax Claims, which are not required to be classified. As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

c.	Specification of Unimpaired Classes

Pursuant to section 1123(a)(2) of the Bankruptcy Code, Article III of the Plan specifies all Classes of Claims and Interests that are not Impaired.

d.	Specification of Treatment of Impaired Classes

Pursuant to section 1123(a)(3) of the Bankruptcy Code, Article III of the Plan specifies the treatment of all Classes of Claims and Interests that are Impaired.

e.	No Discrimination

Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article III of the Plan provides the same treatment for each Claim or Interest within a particular Class, as the case may be, unless the Holder of a particular Claim or Interest has agreed to less favorable treatment with respect to such Claim or Interest, as applicable.

f.	Plan Implementation

Pursuant to section 1123(a)(5) of the Bankruptcy Code, the Plan provides adequate and proper means for the Plan’s implementation. Immediately upon the Effective Date, sufficient Cash and other consideration provided under the Plan will be available to make all payments required to be made on the Effective Date pursuant to the terms of the Plan. Moreover, Article IV and various other provisions of the Plan specifically provide adequate means for the Plan’s implementation.

g.	Voting Power of Equity Securities; Selection of Officer, Director, or Trustee under the Plan

The New Organizational Documents comply with sections 1123(a)(6) and 1123(a)(7) of the Bankruptcy Code.

h.	Impairment/Unimpairment of Classes of Claims and Equity Interests

Pursuant to section 1123(b)(1) of the Bankruptcy Code, (i) Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), Class 3 (RBL Claims), and Class 4 (Trade Claims) are Unimpaired under the Plan, (ii) Class 5 (General Unsecured Claims), Class 8 (Existing Interests), and Class 9 (Section 510(b) Claims) are Impaired under the Plan, and (iii) Class 6 (Intercompany Claims) and Class 7 (Intercompany Interests) are either Unimpaired or Impaired under the Plan as agreed by the Debtors and the Requisite Creditors.

i.	Assumption and Rejection of Executory Contracts and Unexpired Leases

In accordance with section 1123(b)(2) of the Bankruptcy Code, pursuant to Article V of the Plan, on the Effective Date, each Executory Contract and Unexpired Lease shall be deemed assumed unless such Executory Contract or Unexpired Lease is listed on the Schedule of Rejected Executory Contracts and Unexpired Leases, if any. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. The Debtors’ assumption and assignment of the Executory Contracts and Unexpired Leases listed on the Schedule of Assumed Executory Contracts and Unexpired Leases pursuant to Article V of the Plan governing assumption and rejection of executory contracts and unexpired leases satisfies the requirements of section 365(b) of the Bankruptcy Code and, accordingly, the requirements of section 1123(b) of the Bankruptcy Code.

The Debtors have exercised reasonable business judgment in determining whether to reject, assume, or assume and assign each of their Executory Contracts and Unexpired Leases under the terms of the Plan. Each pre- or post-Confirmation rejection, assumption, or assumption and assignment of an Executory Contract or Unexpired Lease pursuant to Article V of the Plan will be legal, valid and binding upon the applicable Debtor and all other parties to such Executory Contract or Unexpired Lease, as applicable, all to the same extent as if such rejection, assumption, or assumption and assignment had been effectuated pursuant to an appropriate order of the Court entered before the Confirmation Date under section 365 of the Bankruptcy Code. Each of the Executory Contracts and Unexpired Leases to be rejected, assumed, or assumed and assigned is deemed to be an executory contract or an unexpired lease, as applicable.

j.	Settlement of Claims and Causes of Action

All of the settlements and compromises pursuant to and in connection with the Plan or incorporated by reference into the Plan comply with the requirements of section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019.

Pursuant to Bankruptcy Rule 9019 and section 363 of the Bankruptcy Code and in consideration for the distributions and other benefits provided under the Plan, any and all compromise and settlement provisions of the Plan constitute good-faith compromises, are in the best interests of the Debtors, the Estates, and all Holders of Claims and Interests, and are fair, equitable, and reasonable.

Specifically, the settlements and compromises pursuant to and in connection with the Plan are substantively fair based on the following factors: (a) the balance between the litigation’s possibility of success and the settlement’s future benefits; (b) the likelihood of complex and protracted litigation and risk and difficulty of collecting on the judgment; (c) the proportion of creditors and parties in interest that support the settlement; (d) the competency of counsel reviewing the settlement; the nature and breadth of releases to be obtained by officers and directors; and (e) the extent to which the settlement is the product of arm’s-length bargaining.

k.	Cure of Defaults

Article V of the Plan provides for the satisfaction of default claims associated with each Executory Contract and Unexpired Lease to be assumed in accordance with section 365(b)(1) of the Bankruptcy Code. The Cure Costs identified in the Schedule of Assumed Executory Contracts and Unexpired Leases and any amendments thereto, as applicable, represent the amount, if any, that the Debtors propose to pay in full and complete satisfaction of such default claims. Any disputed cure amounts will be determined in accordance with the procedures set forth in Article V of the Plan, and applicable bankruptcy and nonbankruptcy law. As such, the Plan provides that the Debtors will cure, or provide adequate assurance that the Debtors will promptly cure, defaults with Executory Contracts and Unexpired Leases in compliance with section 365(b)(1) of the Bankruptcy Code. Thus, the Plan complies with section 1123(d) of the Bankruptcy Code.

l.	Other Appropriate Provisions

The Plan’s other provisions are appropriate and consistent with the applicable provisions of the Bankruptcy Code, including provisions for (i) distributions to holders of Claims and Interests, (ii) objections to Claims, (iii) procedures for resolving disputed, contingent, and unliquidated claims, (iv) cure amounts, procedures governing cure disputes, and (v) indemnification obligations.

2.	Section 1129(a)(2)–Compliance of Plan Proponents with Applicable Provisions of the Bankruptcy Code

The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018, and 3019. In particular, the Debtors are proper debtors under section 109 of the Bankruptcy Code and proper proponents of the Plan under section 1121(a) of the Bankruptcy Code. Furthermore, the solicitation of acceptances or rejections of the Plan was (i) pursuant to the Conditional Disclosure Statement Order; (ii) in compliance with all applicable laws, rules, and regulations governing the adequacy of disclosure in connection with such solicitation; and (iii) solicited after disclosure to Holders of Claims or Interests of adequate information as defined in section 1125(a) of the Bankruptcy Code. Accordingly, the Debtors and their respective directors, officers, employees, agents, affiliates, and Professionals have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code.

3.	Section 1129(a)(3)–Proposal of Plan in Good Faith

The Debtors have proposed the Plan in good faith and not by any means forbidden by law based on the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself, and the process leading to its formulation. The Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to reorganize.

4.	Section 1129(a)(4)–Bankruptcy Court Approval of Certain Payments as Reasonable

Pursuant to section 1129(a)(4) of the Bankruptcy Code, the payments to be made for services or for costs in connection with the Chapter 11 Cases or the Plan are approved. The fees and expenses incurred by Professionals retained by the Debtors or the Creditors’ Committee shall be payable according to the orders approving such Professionals’ retentions, the Interim Compensation Order, other applicable Bankruptcy Court orders, or as otherwise provided in the Plan.

5.	Section 1129(a)(5)–Disclosure of Identity of Proposed Management, Compensation of Insiders, and Consistency of Management Proposals with the Interests of Creditors and Public Policy

Pursuant to section 1129(a)(5) of the Bankruptcy Code, information concerning the individuals proposed to serve on the Reorganized Whiting Parent Board and each such individual’s compensation upon Consummation of the Plan has been fully disclosed (in the Plan Supplement) to the extent available, and the appointment to, or continuance in, such office of such person is consistent with the interests of Holders of Claims and Interests and with public policy.

6.	Section 1129(a)(6)–Approval of Rate Changes

Section 1129(a)(6) of the Bankruptcy Code is not applicable because the Plan does not provide for rate changes by any of the Debtors.

7.	Section 1129(a)(7)–Best Interests of Creditors and Interest Holders

The liquidation analysis included in the Disclosure Statement, and the other evidence related thereto that was proffered or adduced at or prior to, or in affidavits in connection with, the Confirmation Hearing, is reasonable. The methodology used and assumptions made in such liquidation analysis, as supplemented by the evidence proffered or adduced at or prior to, or in affidavits filed in connection with, the Confirmation Hearing, are reasonable. With respect to each Impaired Class, each Holder of an Allowed Claim or Interest in such Class has accepted the Plan or will receive under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount such Holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

8.	Section 1129(a)(8)–Conclusive Presumption of Acceptance by Unimpaired Classes; Acceptance of the Plan by Each Impaired Class

Certain Classes of Claims and Interests are Unimpaired and are deemed conclusively to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. In addition, at least one Impaired Class that was entitled to vote has voted to accept the Plan. Because the Plan provides that the certain Classes of Claims and Interests will be Impaired and because no distributions shall be made to Holders in such Classes, such Holders are deemed conclusively to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

9.	Section 1129(a)(9)–Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code

The treatment of Administrative Claims, Professional Fee Claims, Other Priority Claims, and Priority Tax Claims under Article II of the Plan satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

10.	Section 1129(a)(10)–Acceptance by at Least One Impaired Class

At least one Impaired Class has voted to accept the Plan. Accordingly, section 1129(a)(10) of the Bankruptcy Code is satisfied.

11.	Section 1129(a)(11)–Feasibility of the Plan

The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. Based upon the evidence proffered or adduced at, or prior to, or in affidavits filed in connection with, the Confirmation Hearing, the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, except as such liquidation is proposed in the Plan. Furthermore, the Debtors will have adequate assets to satisfy their respective obligations under the Plan.

12.	Section 1129(a)(12)–Payment of Bankruptcy Fees

Article II.E of the Plan provides for the payment of all fees payable under 28 U.S.C. § 1930(a) in accordance with section 1129(a)(12) of the Bankruptcy Code.

13.	Section 1129(a)(13)–Retiree Benefits

The Plan provides for the treatment of all retiree benefits in accordance with section 1129(a)(13) of the Bankruptcy Code.

14.	Section 1129(a)(14)–Domestic Support Obligations

The Debtors are not required by a judicial or administrative order, or by statute, to pay any domestic support obligations, and therefore, section 1129(a)(14) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

15.	Section 1129(a)(15)–The Debtors Are Not Individuals

The Debtors are not individuals, and therefore, section 1129(a)(15) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

16.	Section 1129(a)(16)–No Applicable Nonbankruptcy Law Regarding Transfers

Each of the Debtors that is a corporation is a moneyed, business, or commercial corporation or trust, and therefore, section 1129(a)(16) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

17.	Section 1129(b)–Confirmation of Plan Over Rejection of Impaired Classes

The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to the Classes presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code or that have actually rejected the Plan (if any). To determine whether a plan is “fair and equitable” with respect to a class of claims, section 1129(b)(2)(B)(ii) of the Bankruptcy Code provides in pertinent part that “the holder of any claim or interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or interest any property.” To determine whether a plan is “fair and equitable” with respect to a class of interests, section 1129(b)(2)(C)(ii) of the Bankruptcy Code provides that “the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property.” There are no classes junior to the deemed (or actual) rejecting classes of claims or interests that will receive any distribution under the Plan. The Plan, therefore, satisfies the requirements of section 1129(b) of the Bankruptcy Code.

18.	Section 1129(c)–Confirmation of Only One Plan With Respect to the Debtors

The Plan is the only plan that has been filed in these Chapter 11 Cases with respect to the Debtors. Accordingly, the Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code.

19.	Section 1129(d)–Principal Purpose Not Avoidance of Taxes

The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

20.	Section 1129(e)–Small Business Case

Section 1129(e) is inapplicable because these Chapter 11 Cases do not qualify as small business cases thereunder.

J.	Securities Under the Plan

Pursuant to the Plan, and without further corporate or other action, the New Common Stock and any debt issued or assumed by the Reorganized Debtors will be issued or entered into, as applicable, on the Effective Date subject to the terms of the Plan.

K.	Releases and Discharges

The releases and discharges of Claims and Causes of Action described in the Plan, including releases by the Debtors and by Holders of Claims and Interests, constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and are in the best interest of Holders of Claims and Interests, are fair, equitable, reasonable, and are integral elements of the resolution of the Chapter 11 Cases in accordance with the Plan. Each of the discharge, release, indemnification, and exculpation provisions set forth in the Plan: (a) is within the jurisdiction of the Court under 28 U.S.C. §§ 1334(a), 1334(b), and 1334(d); (b) is an essential means of implementing the Plan pursuant to section 1123(a)(6) of the Bankruptcy Code; (c) is an integral element of the transactions incorporated into the Plan; (d) confers material benefit on, and is in the best interests of, the Debtors, their estates, and their creditors; (e) is important to the overall objectives of the Plan to finally resolve all Claims and Interests among or against the parties in interest in the Chapter 11 Cases with respect to the Debtors; (f) is consistent with sections 105, 1123, 1129, and all other applicable provisions of the Bankruptcy Code; (g) given and made after due notice and opportunity for hearing; and (h), without limiting the foregoing, with respect to the releases and injunctions in Article VIII of the Plan, are (i) essential elements of the Restructuring Transactions and Plan, terms and conditions without which the Consenting Creditors would not have entered into the Restructuring Support Agreement, and (ii) narrowly tailored. Furthermore, the injunction set forth in Article VIII is an essential component of the Plan, the fruit of long-term negotiations and achieved by the exchange of good and valuable consideration that will enable unsecured creditors to realize distributions in the Chapter 11 Cases.

L.	Release and Retention of Causes of Action

It is in the best interests of Holders of Claims and Interests that the provisions in Article VIII of the Plan be approved.

M.	Approval of Restructuring Support Agreement and Other Restructuring Documents and Agreements

All documents and agreements necessary to implement the Plan, including the Restructuring Support Agreement, are essential elements of the Plan, are necessary to consummate the Plan and the Restructuring Transaction, and entry into and consummation of the transactions contemplated by each such document and agreement is in the best interests of the Debtors, the Estates, and Holders of Claims and Interests. The Debtors have exercised reasonable business judgment in determining which agreements to enter into and have provided sufficient and adequate notice of such documents and agreements. The terms and conditions of such documents and agreements have been negotiated in good faith, at arm’s-length, are fair and reasonable, and are hereby reaffirmed and approved, and subject to the occurrence of the Effective Date and execution and delivery in accordance with their respective terms, shall be in full force and effect and valid, binding, and enforceable in accordance with their respective terms, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, or other action under applicable law, regulation, or rule.

N.	Confirmation Hearing Exhibits

All of the exhibits presented at the Confirmation Hearing have been properly received into evidence and are a part of the record before the Bankruptcy Court.

O.	Objections to Confirmation of the Plan

Any and all objections to Confirmation have been withdrawn, settled, overruled, or otherwise resolved.

P.	Retention of Jurisdiction

The Bankruptcy Court may properly retain jurisdiction over the matters set forth in Article XII of the Plan and section 1142 of the Bankruptcy Code.

Q.	Plan Supplement

The Debtors filed the Plan Supplement. All of the documents contained in the Plan Supplement comply with the terms of the Plan, and the filing and notice of such documents was adequate, proper and in accordance with the Conditional Disclosure Statement Order, the Bankruptcy Code, and the Bankruptcy Rules.

ARTICLE X.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article X.B of the Plan:

1. the Definitive Documents (as defined in the Restructuring Support Agreement) will contain terms and conditions consistent in all material respects with the Restructuring Support Agreement and will otherwise be subject to the consent of the Requisite Creditors (such consent not to be unreasonably withheld);

2. The Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably acceptable to the Requisite Creditors, and the Confirmation Order shall have become a Final Order; provided that in accordance with Bankruptcy Rules 3020(e), 6004(h), and 6006(d) (and notwithstanding any other provision of the Bankruptcy Code or the Bankruptcy Rules), the Confirmation Order shall not be stayed and shall be effective immediately upon its entry;

3. Each of the Plan and all documents contained in any supplement to the Plan, including the Plan Supplement and any exhibits, schedules, amendments, or modifications thereto, shall have been executed in form and substance reasonably acceptable to the Requisite Creditors;

4. The Exit Facility Documents shall have been duly executed, in form and substance reasonably acceptable to the Requisite Creditors, and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the Exit Facility shall have been satisfied or duly waived in writing;

5. No court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting, in any material respect, the consummation of the Plan, the Restructuring Support Agreement, or any of the Restructuring Transactions contemplated thereby;

6. The Debtors shall have obtained all material authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Restructuring Transactions;

7. The Debtors shall have paid all Transaction Expenses then known or submitted to the Debtors; and

8. All Allowed Professional Fee Claims shall have been paid in full or amounts sufficient to pay such Allowed Professional Fee Claims after the Effective Date shall have been placed in the Professional Fee Escrow Account pending approval of the Professional Fee Claims by the Bankruptcy Court.

B.	Waiver of Conditions

The conditions to the Effective Date of the Plan set forth in Article X of the Plan may be waived by the Debtors, subject to the consent of the Requisite Creditors (such consent not to be unreasonably withheld), without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

C.	Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur on or before the termination of the Restructuring Support Agreement, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity; (2) prejudice in any manner the rights of any Debtor, the Consenting Creditors, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor, Consenting Creditor, or any other Entity; provided, that all provisions of the Restructuring Support Agreement that survive termination thereof shall remain in effect in accordance with the terms thereof.

D.	Substantial Consummation

“Substantial consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

ARTICLE XI.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification of Plan

Effective as of the date hereof: (1) the Debtors reserve the right, subject to the consent of the Requisite Creditors (such consent not to be unreasonably withheld), in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order consistent with the terms set forth herein, and, as appropriate, not resolicit votes on such modified Plan; and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, subject to the consent of the Requisite Creditors (such consent not to be unreasonably withheld), may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code and Bankruptcy Rule 3019, remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan consistent with the terms set forth herein.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation of votes thereon pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan

Subject to the terms of the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan with respect to any or all Debtors before the Confirmation Date and to File subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XII.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim against a Debtor, including the resolution of any request for payment of any Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Costs or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by a Final Order in the Chapter 11 Cases, and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7. enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

10. hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VI.F.1 of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation Order, and contracts, instruments, releases, and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

11. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

12. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

13. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

14. enter an order or Final Decree concluding or closing the Chapter 11 Cases;

15. enforce all orders previously entered by the Bankruptcy Court;

16. hear and determine disputes involving any matter related to the implementation of the Plan, provided, however, that upon the closing of the Exit Facility and execution of the New Organizational Documents, disputes with respect to the Exit Facility and the New Organizational Documents that are not related to the Plan shall otherwise be governed by the jurisdictional, forum selection or dispute resolution clause contained in such document; and

17. hear any other matter not inconsistent with the Bankruptcy Code.

Notwithstanding the foregoing, the Bankruptcy Court retains jurisdiction, but not exclusive jurisdiction, to determine whether environmental liabilities asserted by any Governmental Unit are discharged or otherwise barred by the Confirmation Order or the Plan, or the Bankruptcy Code. As of the Effective Date, notwithstanding anything in this Article XII to the contrary, the Exit Facility and the New Organizational Documents shall be governed by the jurisdictional provisions contained therein.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article X.A hereof, and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Holders of Claims or Interests have accepted or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B.	Additional Documents

On or before the Effective Date, and subject to the terms of the Restructuring Support Agreement, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Dissolution of the Statutory Committees

On the Effective Date, the Creditors’ Committee and any other statutory committee appointed in the Chapter 11 Cases shall dissolve automatically and the members thereof shall be released and discharged from all rights, duties, responsibilities, and liabilities arising from, or related to, the Chapter 11 Cases and under the Bankruptcy Code, except for the purposes of (a) prosecuting requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date by the Creditors’ Committee and its Professionals, (b) participating in any adversary proceeding commenced on or before the Effective Date in which the Creditors’ Committee (or any member thereof in its capacity as such) is named, and (c) participating in any appeals of the Confirmation Order. The Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to the Creditors’ Committee or any other statutory committee after the Effective Date except for those purposes set forth in the preceding sentence. Upon the dissolution of the Creditors’ Committee and any other statutory committee, the members of such committees and their respective professionals will cease to have any duty, obligation or role arising from or related to the Chapter 11 Cases and shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases.

D.	Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor and Reorganized Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s or Reorganized Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

E.	Reservation of Rights

The Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors	Whiting Petroleum Corporation 1700 Lincoln Street, Suite 4700 Denver, Colorado 80203 Attn: Bruce R. DeBoer (bruced@whiting.com) with copies to:

Counsel to Debtors	Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
	Attn:	Brian Schartz, P.C.
(brian.schartz@kirkland.com)
Anna Rotman, P.C.
(anna.rotman@kirkland.com)

-and-

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
	Attn:	Stephen Hessler, P.C.
(stephen.hessler@kirkland.com)

-and-

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
	Attn:	Gregory F. Pesce
(gregory.pesce@kirkland.com)

-and-

Jackson Walker L.L.P.
1401 McKinney Street, Suite 1900
Houston, Texas 77010
	Attn:	Matthew D. Cavenaugh
(mcavenough@jw.com)
Jennifer F. Wertz
(jwertz@jw.com)
Veronica A. Polnick
(vpolnick@jw.com)

Counsel to the RBL Agent	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
	Attn:	Sandeep Qusba, Esq.
(squsba@stblaw.com)
Kathrine A. McLendon, Esq.
(kmclendon@stblaw.com)

Counsel to the Consenting Creditors	Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
	Attn:	Andrew N. Rosenberg
(arosenberg@paulweiss.com)
Alice Belisle Eaton
(aeaton@paulweiss.com)
Michael M. Turkel
(mturkel@paulweiss.com)
Omid Rahnama
(orahnama@paulweiss.com)

-and-

Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
	Attn:	John F. Higgins
(jhiggins@porterhedges.com)

Eric M. English
(eenglish@porterhedges.com)
Genevieve M. Graham
(ggraham@porterhedges.com)

Counsel to the Creditors’ Committee	Pachulski Stang Ziehl & Jones LLP
780 Third Avenue, 34th Floor
New York, New York 10017
	Attn:	Robert J. Feinstein
(rfeinstein@pszjlaw.com)

-and-

Pachulski Stang Ziehl & Jones LLP
10110 Santa Monica Boulevard, 13th Floor
Los Angeles, California 90667
	Attn:	Jeffrey N. Pomerantz
(jpomerantz@pszjlaw.com)

H.	Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Plan Supplement

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After any of such documents included in the Plan Supplement are Filed, copies of such documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Solicitation Agent’s website at https://cases.stretto.com/whitingpetroleum or the Bankruptcy Court’s website at https://www.pacer.gov/.

K.	Non-Severability

If, prior to Confirmation, the Bankruptcy Court holds any term or provision of the Plan to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors and the consent of the Requisite Creditors (such consent not to be unreasonably withheld); and (3) non-severable and mutually dependent.

L.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of the Supporting Noteholders and each of their respective Affiliates, agents, representatives, members, principals, equity holders (regardless of whether such interests are held directly or indirectly), officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan.

M.	Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, the Restructuring Support Agreement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

Dated: April 23, 2020	Whiting Petroleum Corporation on behalf of itself and all other Debtors

	By:	/s/ Jeffrey S. Stein
Name: Jeffrey S. Stein
Title: Chief Restructuring Officer